Exhibit 10.14
Execution Version
LEASE AND LICENSE FINANCING
AND PURCHASE OPTION AGREEMENT
between
ARABICA FUNDING, INC.
and
CARIBOU COFFEE COMPANY, INC.
February 19, 2010

i

Schedules

1	-	Quarterly Dates
1(i)	-	Financial Statements
2(a)	-	Equipment and Intangible Assets
3	-	Registration or Licensing Exceptions
6(a)	-	Rent
19(i)	-	Intellectual Property Exceptions
19(o)	-	Capital Stock of Restricted Group
19(p)	-	Environmental Exceptions
19(r)(i)	-	UCC Filing Jurisdictions
19(r)(ii)	-	Real Property; Leasehold Interests
19(t)	-	Stores and Material Agreements
19(u)(i)	-	Indebtedness to Remain Outstanding
19(u)(ii)	-	Liens to Remain Outstanding
22(g)(ii)	-	Existing Investments
22(i)	-	Affiliate Agreements

Exhibits

A	-	Form of Compliance Certificate
B	-	Form of Supplement
C	-	Form of Subsidiary Certificate

ii

LEASE AND LICENSE FINANCING
AND PURCHASE OPTION AGREEMENT
     THIS LEASE AND LICENSE FINANCING AND PURCHASE OPTION AGREEMENT (as supplemented, amended, modified, restated or replaced from time to time, this “Agreement”), dated as of February 19, 2010 is made by and between ARABICA FUNDING, INC., a Delaware corporation (“Arabica”) and CARIBOU COFFEE COMPANY, INC., a Minnesota corporation (the “Company”).
     WHEREAS, Arabica and the Company are parties to that certain Second Amended and Restated Asset Purchase Agreement, dated as of June 29, 2004 (the “2004 Asset Purchase Agreement”), pursuant to which the Company has sold to Arabica from time to time certain tangible and intangible assets identified therein; and
     WHEREAS, Arabica and the Company are parties to that certain Second Amended and Restated Lease and License Financing and Purchase Option Agreement, dated as of June 29, 2004 (the “2004 Agreement”), relating to tangible and intangible assets purchased by Arabica pursuant to the 2004 Asset Purchase Agreement;
     WHEREAS, pursuant to the 2004 Agreement, Arabica has leased and licensed such tangible and intangible assets to the Company;
     WHEREAS, pursuant to the 2004 Agreement and that certain Second Amended and Restated Call Option Letter, dated as of June 29, 2004 (the “2004 Call Option Letter”), Arabica has granted to the Company an option to purchase such tangible and intangible assets on the terms therein specified;
     WHEREAS, pursuant to the 2004 Agreement and that certain Second Amended and Restated Put Option Letter, dated as of June 29, 2004 (the “2004 Put Option Letter”), the Company has granted to Arabica the right to require the Company to purchase such tangible and intangible assets on the terms therein specified;
     WHEREAS, Arabica and the Company propose to enter into the Asset Purchase Agreement (as defined herein) in substitution for, and in replacement of, the 2004 Asset Purchase Agreement;
     WHEREAS, pursuant to the Asset Purchase Agreement, the Company may propose to sell additional tangible and intangible assets from time to time to Arabica and may seek to have Arabica purchase such assets and thereafter lease and license such assets to the Company hereunder;
     WHEREAS, Arabica and the Company propose to enter into this Agreement to permit the leasing and licensing of such additional assets to the Company, and this Agreement is intended to be a substitute for, and to replace, the 2004 Agreement;
     WHEREAS, Arabica and the Company propose to enter into the Call Option Letter and the Put Option Letter (each as defined herein) and to make such additional assets subject thereto, as applicable, and the Call Option Letter and Put Option Letter are intended to be substitutes for, and to replace, the 2004 Call Option Letter and the 2004 Put Option Letter, respectively;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arabica and the Company agree, as of the date hereof, to enter into this Agreement as a substitute for, and to replace, the 2004 Agreement, as herein provided.

     SECTION 1. Definitions.
     (a) Unless the context otherwise requires, the following capitalized terms shall have the following meanings for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined:
     “Acquisition Cost” means the acquisition cost amount specified in the notice of offer executed from time to time in connection with the Asset Purchase Agreement (subject to reduction as a result of any payment of Acquisition Cost hereunder, under the Call Option Letter or under the Put Option Letter), which sum shall not exceed at any time the Reference Amount.
     “Acquisition Target” means any Person or any division of a Person the outstanding Capital Stock or the assets of which are proposed to be acquired by the Company or any Wholly-Owned Subsidiary Guarantor in connection with a Permitted Acquisition.
     “Acquisition Transaction” means any acquisition of all or substantially all of the assets or Capital Stock of any Person or any division thereof.
     “Administrative Services Agreement” means the Management Agreement, dated as of December, 2000, between Arabica and Global Securitization Services, LLC, a Delaware limited liability company, as in effect on the Commencement Date.
     “Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Applicable Margin” means at any time, for purposes of determining the Rental Rate by reference to the Base Rate, one and one-quarter (1.25%) percent per annum and for purposes of determining the Rental Rate by reference to the Eurodollar Rate, two and three-quarters (2.75%) percent per annum.
     “Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, between the Company and Arabica.
     “Assets” means the Equipment and the Intangible Assets.
     “Available Amount” means on any day the amount by which the Reference Amount exceeds the unpaid Acquisition Cost on such day.
     “Bank Products” any one or more of the following financial products or accommodations provided from time to time by the Reference Bank or any of its affiliates to the Company or any of its Subsidiaries: (i) products under Swap Agreements and similar interest rate hedging arrangements, (ii) credit cards, (iii) credit card processing services, (iv) debit cards, (v) stored value cards, (vi) purchase cards (including so-called “procurement cards” or “P-cards”), or (vii) cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements. For purposes of clarification, it is the intention of the Restricted Group not to enter into Bank Products or other financing transactions or obligations that are not acceptable under Islamic Shari’ah principles.
     “Base Rate” means for any day, the cost to Arabica of funding itself in relation to this Agreement at such times when the Eurodollar Rate is unavailable or Arabica determines that the Eurodollar Rate does not accurately reflect the cost of its funding. Such cost to Arabica of funding itself shall correspond to a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate as of the close of business on the immediately preceding Business Day plus 1.5%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Reference Bank as its “opening prime rate” and (c) the Eurodollar Base Rate determined for a one month period plus 1.5% commencing on such date or, if such date is not a Business Day, on the immediately preceding Business Day. The “opening prime rate” is a rate set by the Reference Bank based upon various factors including the Reference Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Reference Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments in respect of, Rent when the Rental Rate component thereof is determined based on the Eurodollar Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Call Option” shall have the meaning given to such term in the Call Option Letter.
     “Call Option Letter” shall mean that certain Call Option Letter, dated the date hereof, issued by Arabica to the Company.
     “Capital Expenditures” means, for any period, the aggregate of all amounts expended or financed for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including maintenance expenditures, build-out and new store expenditures, Pre-Opening Expenses and other replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
     “Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Equivalents” means investments in checking or other similar current accounts with banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $500,000,000 and that are insured by the Federal Deposit Insurance Corporation.
     “Change in Control” means for any reason:

     (i) Holdings shall own of record less than 51% of the issued and outstanding Capital Stock or voting power of the Company; or the Persons who own all of the Capital Stock of Holdings on the date hereof having the ordinary voting power to elect the Board of Directors of Holdings shall cease to own at least 65% of such Capital Stock;
     (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the holders of Capital Stock of Holdings and the Company, respectively, on the date of this Agreement, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding Capital Stock or voting power of Holdings or the Company;
     (iii) during any period of 12 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason other than death or disability to constitute a majority of the directors of Holdings then in office;
     (iv) the Company shall cease to own of record and beneficially 100% of the issued and outstanding Capital Stock and voting power in each Person that is as of the date hereof, or at any time hereafter becomes, a Wholly-Owned Subsidiary of the Company unless otherwise permitted under the Lease/Purchase Documents);
     (v) GSS Holdings, Inc. or a corporate service company (or an affiliate thereof) or a charitable trust (any such corporate service company, affiliate or charitable trust to be reasonably acceptable to Arabica) shall cease to own of record and beneficially 100% of the issued and outstanding Capital Stock and voting power of Arabica on a fully diluted basis, or any member of the Board of Directors of Arabica shall cease to be an Independent Director; or
     (vi) any Specified Change of Control shall occur.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Coffeehouse Level EBITDA Margin” means the “Coffeehouse Level EBITDA Margin” for the Company and its Subsidiaries, calculated in the manner set forth on the financial statements attached as Schedule 1(i).
     “Coffeehouse Level Sales” means the “Coffeehouse Level Sales” for the Company and its Subsidiaries, calculated in the manner set forth on the financial statements attached as Schedule 1(i).
     “Collateral” means all property now owned or hereafter acquired by any member of the Restricted Group, upon which a Lien is purported to be created by any Security Document.
     “Commencement Date” means the date of this Agreement.
     “Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company, as applicable, and that is treated as a single employer under Section 414 of the Code.

     “Company Guarantee and Security Agreement” means the Company Guarantee and Security Agreement, dated as of the date hereof, among the Company, Holdings, each of their respective Subsidiaries and Arabica.
     “Company Leasehold Mortgage” means the Leasehold Mortgage by the Company in favor of Arabica covering the Headquarters Building, in form and substance reasonably satisfactory to Arabica.
     “Company Security Documents” means each of the Company Guarantee and Security Agreement, the Company Leasehold Mortgage (when and if executed), any Mortgage, Leasehold Security Document, and Intellectual Property Security Agreement and all other security documents from time to time delivered to Arabica to secure the obligations of the Company under this Agreement and the other Lease/Purchase Documents.
     “Compliance Certificate” means a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit A.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) the provision for Federal, state, local and foreign income taxes payable, (b) Consolidated Financing Expense, (c) depreciation and amortization expense (including amortization of debt acquisition cost), (d) Pre-Opening Expenses, and (e) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Company and its Subsidiaries for such period), and minus the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Company and its Subsidiaries for such period).
     “Consolidated EBITDAR” means, for any period, the sum of (a) Consolidated EBITDA for such period, plus (b) Consolidated Rental Expense for the Company and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.
     “Consolidated Financing Expense” means, for any period, the total financing expense (including that attributable to Capital Lease Obligations and excluding amortization of debt acquisition cost) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of financing rates to the extent such net costs are allocable to such period in accordance with GAAP). For purposes of this Agreement, as to the Company and its Subsidiaries, Consolidated Financing Expense shall include the Obligations. For purposes of clarification, it is the intention of the Restricted Group not to incur any Consolidated Financing Expense or other financial obligations that are not acceptable under Islamic Shari’ah principles.
     “Consolidated Funded Indebtedness” means without duplication with respect to the Company and its Subsidiaries, all Indebtedness of the Company and its Subsidiaries with respect to any of the following: (i) the principal amount of money borrowed (whether recourse or non-recourse), including all amounts payable in connection therewith, (ii) obligations evidenced by a bond, debenture, note or other like written obligation to pay money, (iii) Capital Lease Obligations, (iv) obligations under conditional sales or other title retention agreements or secured by any Lien, (v) the aggregate face amount of any letters of credit or similar instruments (including reimbursement obligations with respect thereto), (vi) the deferred unpaid purchase price of property or services, except trade payables, accrued expenses and other similar liabilities incurred in the ordinary course of business, (vii) Indebtedness relating to Swap

Agreements, (viii) Indebtedness relating to sale-leaseback obligations, (ix) all obligations of such Person under take or pay or similar arrangements or under commodities agreements, (x) Disqualified Stock, (xi) the principal portion of all obligations of such Person under synthetic leases, (xii) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, (xiii) the outstanding attributed principal amount under any securitization transaction of such Person, (xiv) all obligations that are immediately due and payable out of proceeds of or production from property now or hereafter acquired by such Person and (xv) all Guarantee Obligations of such Person in respect of any or all of the foregoing; in each case determined on a consolidated basis in accordance with GAAP. The aggregate amount of Consolidated Funded Indebtedness at any time shall include all accrued amounts which have become due and payable but has not been paid (whether or not capitalized) and the accreted amount of any debt issued with original issue discount. For purposes of this Agreement, as to the Company and its Subsidiaries, Consolidated Funded Indebtedness shall include the Obligations. For purposes of clarification, it is the intention of the Restricted Group not to incur any Consolidated Funded Indebtedness or other financial obligations that are not acceptable under Islamic Shari’ah principles.
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Lease/Purchase Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Rental Expense” means, for any period, all obligations in respect of base and contingent rent expensed during such period under any rental agreements or leases of real or personal property (other than amounts owed to Arabica under the Lease/Purchase Documents), excluding tenant allowance amortization, all determined on a consolidated basis in accordance with GAAP.
     “Consolidated Senior Leverage Ratio” shall have the meaning given such term in Section 20(a).
     “Continuing Directors” means the directors of Holdings on the Commencement Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least two thirds of the then Continuing Directors.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Default” means any of the events specified in Section 23, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, excluding any such dispositions constituting the leasing or licensing of property pursuant to the Lease/Purchase Documents. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the date that is 91 days after the date Final Rent Payment Date, provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock in cash upon the occurrence of an “Asset Sale” or “Change of Control” (or similar terms having the same meaning) occurring prior to the date that is 91 days after the Final Rent Payment Date shall not constitute Disqualified Stock if:
     (x) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms of this Agreement; and
     (y) any such requirement only becomes operative after compliance with such terms of this Agreement and the other Lease/Purchase Documents.
     “Dollars” and “$” means dollars in lawful currency of the United States.
     “Domestic Subsidiary” means with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.
     “Effective Date” means, as to the Assets identified on Schedule 2(a) hereto, the Commencement Date and, as to any Assets identified in a Supplement, the date of such Supplement.
     “Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
     “Equipment” means the equipment and other tangible assets described in Schedule 2(a) hereto and any other items of Equipment made subject to this Agreement by the execution and delivery of a Supplement, and all items of equipment and other assets (including without limitation replacement Parts) which may from time to time be incorporated in such equipment or other assets described in Schedule 2(a) or subsequently made subject to this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirements” means, for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal amount) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate” means with respect to each day during each Rent Period in which the Rental Rate is determined with reference to the Eurodollar Rate, the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%), quoted by the Reference Bank, from Reuters LIBOR01 Screen or any successor thereto, as the London Inter-Bank Offered Rate for deposits in Dollars for a one month period, subject to availability, at approximately 9:00 a.m. California time on the date two (2) Business Days prior to the beginning of such Rent Period.
     “Eurodollar Rate” means with respect to each day during each Rent Period in which the Rental Rate is determined with reference to the Eurodollar Rate, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
     “Event of Default” shall have the meaning given such term in Section 23.
     “Event of Loss” means (i) the occurrence of any one or more of the following events with respect to two-thirds or more of the Equipment: (A) loss of such Equipment or of the use thereof due to theft or disappearance during the Term, (B) destruction, damage beyond repair, or rendition of such Equipment unfit for normal use for any reason whatsoever either permanently or for longer than a commercially reasonable period of time, (C) any damage to such Equipment which results in an insurance settlement with respect to such Equipment on the basis of a total loss, or (D) the permanent condemnation, confiscation, seizure, or requisition of use or title to any Equipment by any governmental authority under the power of eminent domain or otherwise; or (ii) the enforcement and foreclosure by final, unappealable judicial determination, of any Lien created solely by Arabica through no action, inaction or fault of the Company (other than Permitted Liens in favor of Arabica) on two-thirds or more of the Assets, the result of which is to permanently deprive the Company of the use of such Assets.
     “Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.
     “Final Rent Payment Date” means February 19, 2013.
     “Foreign Subsidiary” means with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia or any territory thereof.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 20, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 19(a). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and Arabica agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company and Arabica, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined in good faith by such Person.
     “Guarantors” means Holdings and the Subsidiary Guarantors.
     “Headquarters Building” means the premises located at 3900 Lakebreeze Avenue North, Brooklyn Center, MN 55429.
     “Headquarters Lease” means that certain commercial lease dated as of September 5, 2003 between Twin Lakes III LLC and the Company, as amended or supplemented from time to time covering the Headquarters Building.
     “Hedging Agreement” means any commodity swap or other agreement designed to protect against fluctuations in the price of coffee or coffee-related products. For purposes of clarification, it is the intention of the Restricted Group not to enter into Hedging Agreements or other financing transactions that are not acceptable under Islamic Shari’ah principles.
     “Holdings” means Caribou Holding Company Limited, a Cayman Islands limited liability company.
     “Improvement” has the meaning given to such term in Section 11.
     “Indebtedness” means of any Person at any date all obligations, contingent or otherwise, that should be classified on such Person’s balance sheet as liabilities or to which reference should be made by footnote, in each case in accordance with GAAP, including, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables, accrued expenses and other similar liabilities incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (including reimbursement obligations thereunder), (g) the maximum redemption price of all Disqualified Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 23(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of this Agreement, as to the Company and its Subsidiaries, Indebtedness shall, without duplication, include any and all amounts due (or required to be due) from time to time by the Company to Arabica hereunder. For purposes of clarification, it is the intention of the Restricted Group not to incur any Indebtedness or other financial obligations that are not acceptable under Islamic Shari’ah principles.
     “Indemnified Party” shall have the meaning given to such term in Section 17(a).
     “Independent Director” means, with respect to Arabica, an individual who has not been (or was not) at the time of such individual’s appointment, and may not have been at any time during the preceding five years (a) an equityholder of, or an officer, director (other than with respect to such Independent Director’s service as a director of Arabica), employee, supplier (other than GSS Holdings, Inc., a Delaware corporation, and its Affiliates as a supplier of services pursuant to the Administrative Services Agreement) or customer of Arabica or its Affiliates, (b) a Person controlling any such equityholder, supplier or customer, or (c) a member of the immediate family of any such equityholder, officer, director, employee, supplier or customer or any other equityholder of Arabica. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Arabica, whether through ownership of voting securities, by contract or otherwise.

     “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA. “Insolvent” has a corresponding meaning.
     “Intangible Assets” means all assets described in Schedule 2(a) hereto and any other intangible asset made subject to this Agreement by the execution and delivery of a Supplement, including any accretion of, or attribution of additional rights to, any such assets.
     “Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intellectual Property Security Agreement” shall have the meaning given to such term in the Company Guarantee and Security Agreement.
     “Late Payment Rate” means a rate equal to the Rental Rate plus 2% (or, if an Event of Default under Section 23(a) shall have occurred and then be continuing, 3%).
     “Lease/Purchase Documents” means the Asset Purchase Agreement, this Agreement, the Supplemental Agreement, the Put Option Letter, the Call Option Letter, the Tax Matters Agreement, the Company Guarantee and Security Agreement, Company Leasehold Mortgage (when and if executed) and each other document, instrument or certificate delivered by Holdings and its Subsidiaries in connection with any of the foregoing.
     “Leasehold Security Document” means a landlord consent and waiver (and, if the applicable member of the Restricted Group holds its leasehold interest in the relevant real property pursuant to a recorded instrument (in complete or memorandum form), a leasehold assignment or leasehold mortgage), as may be required by Arabica, in form and substance reasonably satisfactory to Arabica.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Major Maintenance” has the meaning given to such term in Section 10.
     “Margin Stock” has the meaning specified in Section 19(k).
     “Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the validity or enforceability of the material terms of this Agreement or any of the other Lease/Purchase Documents, (c) the material rights or remedies of Arabica hereunder or thereunder or (d) the ability of Holdings, the Company, any of their Subsidiaries to fulfill their material obligations hereunder or thereunder.
     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     “Mortgage” shall have the meaning given to such term in Section 21(i)(ii).
     “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means (i) in connection with any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Company Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “New Store” means any Store not previously in existence at a location, provided that a relocation of any Store within the same building, strip mall or retail mall shall not be considered a New Store. Notwithstanding the foregoing provision, the definition of New Store shall at all times be consistent with the Company’s reporting of the opening of new Stores in all financial statements and reports that any member of the Restricted Group makes to, or files with, the SEC or provides to the holders of any class of its debt securities or public equity securities.
     “New Store Commitment” means an enforceable obligation of the Company or any of its Subsidiaries to lease, acquire, develop or open a New Store.
     “New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Non-Excluded Taxes” shall have the meaning given such term in Section 12(a).
     “Obligations” means any and all obligations and liabilities of the Company to Arabica, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, (i) this Agreement, any other Lease/Purchase Document or any other document made, delivered or given in connection herewith or therewith, and (ii) any obligations and liabilities to the Reference Bank or any of its affiliates relating to Bank Products; in each case whether on account of Rent, Supplemental Payments, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to Arabica that are required to be paid by the Company pursuant hereto).
     “Ordinary Maintenance” shall have the meaning given to such term in Section 10.
     “Organizational Documents” means the corporate documents including, without limitation, the rules and provision of law or the charter documents or by-laws or shareholder agreements of any member of the Restricted Group.

     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Lease/Purchase Document.
     “Parts” means all appliances, parts, instruments, appurtenances, accessories and miscellaneous property of whatever nature that may from time to time be incorporated or installed in or attached to or otherwise made part of the Equipment.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Permitted Acquisition” means an Acquisition Transaction by the Company or a Wholly-Owned Subsidiary Guarantor, subject to the fulfillment of the following conditions:
     (i) the Company (a) shall have obtained the prior written approval of Arabica, provided that no approval shall be required if, after giving effect to the consummation of such Acquisition Transaction, the aggregate Total Purchase Price for all Acquisition Transactions does not exceed $2,500,000 during any fiscal year, and (b) shall have delivered to Arabica such documentation, financial statements, and other documents or information as Arabica may request;
     (ii) Target EBITDA of the Acquisition Target for its most recently ended four fiscal quarters shall exceed $1.00;
     (iii) all assets and properties acquired in connection with any such Acquisition Transaction shall be free and clear of any Liens other than Permitted Liens;
     (iv) as a result of the Acquisition Transaction, any new Subsidiary must be a Wholly-Owned Subsidiary Guarantor, and the Restricted Group shall have complied with all applicable provisions hereof and of the other Lease/Purchase Documents, including the execution and delivery of such additional agreements, instruments, certificates, opinions and other papers as Arabica may reasonably require;
     (v) no Default or Event of Default shall have occurred and be continuing at the time of, or shall reasonably be expected to result from, such Acquisition Transaction;
     (vi) without limiting the generality of the foregoing, after giving effect to such Acquisition Transaction, the Company shall be in compliance with the provisions of Section 20, calculated on a pro forma basis after giving effect to the Acquisition Transaction; and
     (vii) such Acquisition Transaction shall have been approved by the board of directors (or equivalent body) of the Acquisition Target.
     “Permitted Liens” means:
     (i) Liens in favor of Arabica under the Lease/Purchase Documents;
     (ii) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of the Lease/Purchase Documents;

          (iii) landlord’s and lessors’ Liens in respect of rent not in default or Liens in respect of pledges or deposits under worker’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, laborers’ and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent or are released by appropriate statutory release bonds; Liens securing the performance of bids, tenders, contracts (other than for the payment of money); Liens in favor of the Reference Bank in the nature of cash collateral securing obligations described in, and permitted under, Section 22(a)(vi); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;
     (iv) judgment Liens that shall not have been in existence for a period of longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;
     (v) Liens in respect of Capital Lease Obligations and purchase money obligations incurred within 90 days of purchase which in the aggregate do not secure Indebtedness in excess of $1,000,000 (of which not more than $500,000 may consist of existing capital leases) for new tangible personal property, other than inventory, used in the business of the Company and its Subsidiaries, provided that any such Liens shall not extend to property and assets not financed by such capital lease or purchase money obligation and shall not secure Indebtedness greater than the lesser of the cost or fair market value of such tangible personal property so acquired;
     (vi) easements, rights of way, restrictions and other similar Liens relating to real property and not interfering in a material way with the ordinary conduct of business of the Company and its Subsidiaries or the value of such real property; and
     (vii) Liens of assignments, subleases, licenses, sublicenses or other transfers of the Company’s and its Subsidiaries’ rights or assets, in each case to the extent permitted pursuant to Section 13.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledged Stock” means the Capital Stock pledged to Arabica pursuant to the Company Security Documents.
     “Pre-Opening Expenses” means expenses incurred by any member of the Restricted Group prior to the opening to the general public of a Store for business, determined in accordance with GAAP.
     “Projections” shall have the meaning given such term in Section 21(b)(iii).
     “Properties” shall have the meaning given such term in Section 19(p)(i).
     “Put Option” shall have the meaning given such term in the Put Option Letter.

     “Put Option Letter” means that certain Put Option Letter, dated the date hereof, issued by the Company to Arabica.
     “Qualified Investments” means (i) existing investments and, with Arabica’s prior written consent (such consent not to be unreasonably withheld), additional investments in Caribou MSP Airport, a Minnesota joint venture, (ii) existing and additional investments in Caribou Acquisition Company, Inc., Caribou on Piedmont, Inc. and Caribou Coffee Development Company, (iii) investments in Wholly-Owned Subsidiaries formed, with the consent of Arabica, after the date hereof, and (iv) Cash Equivalents.
     “Quarterly Dates” means the dates set forth on Schedule 1 and the last day of each fiscal quarter of the Company thereafter.
     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any member of the Restricted Group, or any receipt by any member of the Restricted Group of any amount as a refund of any Tax or Other Tax.
     “Reference Amount” means on any day an amount equal to $15,000,000 (or $25,000,000, if so increased by Arabica and the Company pursuant to an amendment to this Agreement) as such amount may be reduced from time to time as follows: the Company shall have the right, upon not less than three Business Days’ notice to Arabica, to reduce the Reference Amount by any amount at least equal to $1,000,000, or a whole multiple thereof (or any amount which would have the effect of reducing the Reference Amount to zero); provided that no such reduction of the Reference Amount shall be permitted if, after giving effect thereto and to any payments under the Call Option Letter made on the effective date thereof, the unpaid Acquisition Cost would exceed the Reference Amount as so reduced; provided further that any such reduction shall be in an amount equal to, and shall reduce permanently the Reference Amount then in effect.
     “Reference Bank” means Wells Fargo Bank, N.A., or any successor thereto.
     “Reference Period” means each period of four consecutive fiscal quarters of the Company ending on each Quarterly Date on or after the Commencement Date.
     “Registered Holder” shall have the meaning given such term in Section 13(b).
     “Regulation U” means Regulation U (12 CFR Part 221) of the Board as in effect from time to time.
     “Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any member of the Restricted Group in connection therewith that, as a result of the delivery of a Reinvestment Notice, are not used for purposes of funding the Recovery Event Purchase Price (as defined in the Put Option Letter) upon exercise by Arabica of its Recovery Event Option (as defined in the Put Option Letter).
     “Reinvestment Event” means any Recovery Event in respect of which the Company has delivered a Reinvestment Notice.
     “Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire or repair assets useful in its business.

     “Rent” means the amounts payable during the Term pursuant to Section 6 of this Agreement and Schedule 6(a).
     “Rent Payment Date” means each Quarterly Date occurring on or prior to the Final Rent Payment Date, and the Final Rent Payment Date.
     “Rent Period” means the period commencing on the Commencement Date and ending on the first Rent Payment Date occurring after the date hereof, and thereafter the consecutive periods commencing on each Rent Payment Date and ending on the next occurring Rent Payment Date, provided that:
     (i) the first Rent Period for any Assets that are added to this Agreement pursuant to a Supplement will commence on the effective date of such Supplement and end on the next occurring Rent Payment Date;
     (ii) any Rent Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Rent Period shall end on the immediately preceding Business Day;
     (iii) any Rent Period that begins on the last Business Day of a calendar month (or on a day for which there is not a numerically corresponding day in the calendar month at the end of such Rent Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month; and
     (iv) any Rent Period that would otherwise end after the Final Rent Payment Date shall end on the Final Rent Payment Date.
     “Rental Rate” shall have the meaning given to such term in Section 1(b) of Schedule 6(a).
     “Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, ..30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Replacement” shall have the meaning given to such term in Section 11.
     “Required Alteration” shall have the meaning given to such term in Section 11.
     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of the Company, but in any event, with respect to financial matters, the chief financial officer of the Company.
     “Restricted Group” means the Company, each of its Subsidiaries and Holdings, each of which is referred to as a “member” of the Restricted Group.

     “Restricted Payments” means any distribution or payment of cash or property, or both, directly or indirectly to the holder of any Capital Stock or to any Affiliates of any such holder for any reason whatsoever, including without limitation, salaries, loans, debt repayment, consulting fees, management fees, expense reimbursements and dividends, distributions, put, call or redemption payments and any other payments in respect of such Capital Stock; provided, however, that Restricted Payments shall not include reasonable and customary salaries paid to employees of the Company or any of its Subsidiaries for actual services rendered and reimbursements of bona fide out of pocket business expenses made to such employees and to other holders of any equity interest of the Company.
     “SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
     “Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
     “Solvent” means, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (x) “debt” means liability on a “claim”, and (y) “claim” means any (I) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (II) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose) as defined in any organizational document of Holdings or any agreement relating to the Capital Stock of Holdings or the Company.
     “Specified Foreign Jurisdiction” means any country other than the United States in which the Company’s annual revenues or profits (excluding revenues and profits derived from franchising and similar licensing agreements or mail-order business) exceed $500,000.
     “Store” means any store, kiosk, or other retail unit, including without limitation, any New Store, which is owned or controlled directly or indirectly by the Company or any of its Subsidiaries.
     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company. For purposes of clarification, as of the date hereof, Caribou MSP Airport, a Minnesota joint venture, shall not be considered to be a Subsidiary of the Company or Holdings. Notwithstanding anything in this Agreement to the contrary, Caribou Coffee Charitable

Foundation, a Minnesota not-for-profit corporation, shall not be deemed a Subsidiary of the Company so long as it maintains its not-for-profit status and is not consolidated on the Company’s financial statements.
     “Subsidiary Guarantor” means each Domestic Subsidiary of the Company.
     “Supplement” has the meaning specified in Section 2(b).
     “Supplemental Agreement” means that certain Supplemental Agreement, dated as of the date hereof, between Arabica and the Company.
     “Supplemental Payments” means all amounts, liabilities and obligations which the Company assumes or agrees to pay hereunder to Arabica, including without limitation indemnity payments, but excluding payments of Rent and payments made under the Call Option Letter or the Put Option Letter.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions. For purposes of clarification, it is the intention of the Restricted Group not to enter into Swap Agreements or other financing transactions that are not acceptable under Islamic Shari’ah principles.
     “Target EBITDA” means, for any period, as to an Acquisition Target (or consolidated, combined or related group of Acquisition Targets), net income for such period plus, without duplication and to the extent reflected as a charge in the statement of such net income for such period, the sum of (a) income tax expense, (b) interest expense, and (c) depreciation and amortization expense, all calculated in accordance with generally accepted accounting principles consistently applied.
     “Tax” shall have the meaning given such term in Section 12.
     “Tax Matters Agreement” means that certain Tax Matters Agreement, dated as of the date hereof, between Arabica and the Company.
     “Term” shall have the meaning given to such term in Section 4.
     “Third Rent Component” shall have the meaning given such term in Section 1(c) of Schedule 6(a).
     “Third Rent Component Rate” means one-half (0.50%) percent per annum.
     “Total Purchase Price” means with respect to any Acquisition Transaction, all cash and non-cash consideration, including without limitation the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller, the maximum amount payable in connection with any deferred purchase price obligation (including without limitation any earn-out obligation) and the value of any Capital Stock of the buyer issued to the seller in connection with such Acquisition Transaction.
     “2004 Agreement” has the meaning specified in the recitals to this Agreement.
     “2004 Call Option Letter” has the meaning specified in the recitals to this Agreement.

     “2004 Put Option Letter” has the meaning specified in the recitals to this Agreement.
     “United States” means the United States of America.
     “Wholly-Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
     “Wholly-Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.
     (b) As used herein and in the other Lease/Purchase Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any member of the Restricted Group not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) references to the “knowledge” of any member of the Restricted Group shall refer to the actual knowledge of the senior management personnel of such member of the Restricted Group.
     (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     SECTION 2. Agreement for Lease, License and Purchase Option Financing; Covenant of Quiet Enjoyment.
     (a) Subject to, and upon all of the terms and conditions of this Agreement, Arabica hereby provides a lease, license and purchase option finance facility to the Company for the Assets by leasing to the Company each item of Equipment identified on Schedule 2(a) hereto or subsequently made subject to this Agreement pursuant to a Supplement, licensing to the Company each Intangible Asset identified on Schedule 2(a) hereto or subsequently made subject to this Agreement pursuant to a Supplement, and granting to the Company options to purchase the Assets, and the Company hereby accepts such facility by leasing from Arabica each item of the Equipment and by licensing from Arabica each item of the Intangible Assets from and including the applicable Effective Date for the duration of the Term and by granting to Arabica the right to require the Company to purchase the Assets.
     (b) Arabica and the Company may from time to time agree to add to this Agreement additional items of Equipment and Intangible Assets to be leased and licensed hereunder, and to be subject to the Company’s purchase option and Arabica’s right to require the Company to purchase, by the execution and delivery of a supplement in substantially the form of Exhibit B hereto (each, a “Supplement”). From and after the Effective Date of a Supplement, the items of Equipment identified therein will constitute items of Equipment hereunder and the Intangible Assets identified therein will constitute Intangible Assets hereunder, subject as to each to all of the terms and conditions of this Agreement, the Call Option Letter, the Put Option Letter, the Supplemental Agreement and the Tax Matters Agreement.
     (c) Provided that no Event of Default has occurred and is continuing, Arabica agrees that it shall not interfere with the Company’s quiet enjoyment and use of the Assets during the Term.
     SECTION 3. Delivery and Acceptance of Assets. The Company has inspected the Equipment and all documentation and indicia representing the Intangible Assets and, as of the applicable Effective Date, shall be deemed (i) to have unconditionally and irrevocably accepted the Assets for all purposes of this Agreement, (ii) to have acknowledged and agreed that, as between Arabica and the Company, (A) each item of Equipment has been inspected to the Company’s satisfaction, is in good operating order, repair and condition, and is of a size, design, capacity and manufacture acceptable to the Company, (B) all documentation and indicia representing the Assets have been inspected to the Company’s satisfaction and are of the form and type acceptable to the Company, (C) except as noted on Schedule 3, each Asset is duly registered with and/or certified or licensed by any governmental entity which is charged with such registration or with issuing such certificates or licenses, (D) the Company is satisfied that each Asset is suitable for its intended purpose, (E) Arabica, with respect to each Asset, has made no warranty, expressed or implied, other than as expressly set forth herein and (F) the Company has unconditionally accepted each Asset under this Agreement, and (iii) to have waived any defect or other proper objection to any Asset.
     SECTION 4. Term. The term for the lease and license of the Assets hereunder (the “Term”) shall commence, and the Rent shall commence to accrue, as to any Assets, on the Effective Date applicable to such Assets and, unless sooner terminated by Arabica pursuant to Section 24 or upon an Event of Loss, or pursuant to the Put Option Letter or the Call Option Letter, shall end on the Final Rent Payment Date; provided, however, that notwithstanding the termination, as to any Assets, of the term of the lease and license provided hereunder, all other obligations of the Company hereunder and under the other Lease/Purchase Documents and all other rights of Arabica hereunder and under the other Lease/Purchase Documents shall continue in full force and effect until all Rent accruing prior to such termination, Supplemental Payments and other amounts due and payable by the Company have been indefeasibly paid in full in cash. The Company shall not have the right to terminate this Agreement prior to the Final Rent Payment Date without the prior written consent of Arabica.
     SECTION 5. End of Term Delivery of Assets. If the Company shall not have elected to purchase the Assets pursuant to the Call Option, or title shall not have automatically reverted to the Company pursuant to the last sentence of this Section 5, or Arabica shall not have required the Company to purchase the Assets pursuant to the Put Option, then at the end of the term of this Agreement the Company shall deliver, at the Company’s expense, all Assets to Arabica (or to a third party designated by Arabica) at a location or locations within the continental United States as specified in writing by Arabica or such third party. At the time of such return to Arabica or delivery to the third party, each item of Equipment (and each Part or component thereof) shall be in good operating order, and in the repair and condition as when originally delivered to the Company, ordinary wear and tear from proper use thereof excepted, and refurbished where necessary. In addition, each Asset shall (i) be in accordance and compliance with any and all statutes, laws, ordinances, rules and regulations of any federal, state or local governmental body, agency or authority applicable to the use and operation of such item of Asset and (ii) be free and clear of all Liens, other than those granted or placed thereon by Arabica. Notwithstanding the foregoing, upon the indefeasible payment at the end of the Term, in full and in cash, of all Rent, including any unpaid Acquisition Cost, Supplemental Payments and other amounts due and payable by the

Company under the Lease/Purchase Documents, title to the Assets shall automatically revert to the Company.
     SECTION 6. Payments.
     (a) The Company shall pay Rent to Arabica in accordance with this Section 6 and Schedule 6(a). Rent shall be paid with respect to each Rent Period in the amounts and on the Rent Payment Dates specified in Schedule 6(a). Unless otherwise specified in Schedule 6(a), Rent for each Rent Period is due and payable in arrears and in full on each Rent Payment Date. Unless otherwise agreed, the Company shall pay Rent without deduction or set-off and without prior notice or demand from Arabica. All payments to be made by the Company hereunder or under any of the other Lease/Purchase Documents shall be made in Dollars by wire transfer and in immediately available funds directly to the account of Arabica specified on the signature page hereof.
     (b) The Company hereby undertakes that it shall pay to Arabica, upon demand, to the extent permitted by applicable law, a late fee on any Rent, Supplemental Payment or other amount payable under this Agreement or any of the other Lease/Purchase Documents to which the Company is a party that is not paid when due, for any period for which any of the same is overdue (without regard to any grace period) at a rate per annum equal to the Late Payment Rate. Payment or acceptance of the late fee provided for in this Section 6(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Arabica.
     (c) The parties hereto acknowledge and agree that each Supplemental Payment and each payment under the other documents entered into in connection with this Agreement shall be integral to this Agreement.
     SECTION 7. Net Lease and License. Except as otherwise specifically provided herein, this Agreement is a net lease and license, and the Company acknowledges and agrees that the Company’s obligations hereunder, including without limitation its obligation to pay all Rent, Supplemental Payments and other amounts payable hereunder or under any of the other Lease/Purchase Documents, shall be absolute and unconditional under any and all circumstances and shall be paid without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including without limitation any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment due or alleged to be due to, or by reason of, any past, present or future claims which the Company may have against Arabica, any Registered Holder, or the manufacturer or producer of any item of the Assets, any Part or unit or component of the Equipment, or any other Person for any reason whatsoever. Except to the extent expressly provided herein, and without in any manner limiting the generality of the foregoing sentence, the obligations and liabilities of the Company hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation (i) any defect in any item of the Equipment, any Part or unit or component of the Equipment, or the condition, design, operation or fitness for use thereof; (ii) any defect in any Asset; (iii) abandonment, salvage, scrapping or destruction of, any item of the Assets, or any Part or unit or component of the Equipment; (iv) any Liens or rights of others with respect to any item of the Assets, or any Part or unit or component of the Equipment (unless the enforcement of such Lien results in an Event of Loss as described in clause (ii) of the definition of Event of Loss); (v) any prohibition or interruption of or other restriction against the Company’s use, operation or possession of any item of the Assets, or any Part or unit or component of the Equipment for any reason whatsoever, or any interference with such use, operation or possession by any Person; (vi) any other indebtedness or liability, howsoever and whenever arising, of Arabica or of any Registered Holder or of the Company to any other Person; (vii) any insolvency, bankruptcy or similar proceedings by or against Arabica, any Registered Holder, any Subsidiary of the Company or any guarantor of the Company’s obligations; or (viii) any other reason whatsoever, whether similar or dissimilar to any of the foregoing, any present or future law to the contrary notwithstanding; it being the intention of the parties hereto that the Rent and other amounts payable by Company hereunder shall continue to be payable in all events and in the manner and at the times herein provided, without notice or demand, unless the obligation to pay the same shall be terminated pursuant to the express provisions of this Agreement.
     SECTION 8. Arabica’s Title; Grant of Security Interest.
     (a) With the exception of those Assets purchased by the Company upon its exercise of the Call Option or upon Arabica’s exercise of the Put Option or upon payment by the Company of all Rent and other amounts due on the Final Rent Payment Date, (i) title to each item of the Assets shall at all times remain in Arabica and (ii) at no time during the Term shall title to any Asset become vested in the Company.
     (b) Without prejudice, and in addition to Section 8(a), and notwithstanding anything to the contrary, this Agreement is to be treated as a security agreement under New York UCC (and the Uniform Commercial Code of any other state whose laws may govern the perfection and priority of a security interest in any of the Assets), and the Company hereby grants to Arabica a security interest in the Assets and all proceeds thereof as collateral security for the payment and performance of the Obligations.
     SECTION 9. Use of Assets; Compliance with Laws. The Company agrees that (i) each item of the Assets will be used only for purposes or operations in the ordinary course of its business and (ii) each item of the Equipment will be used and operated only in the manner set forth in, and in accordance with, the terms, conditions and provisions of the insurance policy or policies providing the coverages specified in Section 15. In no event shall the Company use or operate any Asset, or knowingly permit any Asset to be used or operated, for any purpose for which such Asset is not designed or reasonably suitable, or in any fashion that may reasonably subject such Asset to any Liens, other than Permitted Liens, or (as to Equipment) in any area excluded from coverage by any such insurance policy or policies. The Company further agrees that each Asset will be used and operated in the conduct of the Company’s business and in compliance with all statutes, laws, ordinances, rules and regulations of any federal, state, local or foreign government or governmental authority having jurisdiction with respect to the use, operation, maintenance and condition of such Asset (including without limitation all zoning, environmental protection, pollution, sanitary and safety laws). The Company will not load, use, operate, or store any Asset, or knowingly permit the loading, using, operating or storing of any Asset, in a negligent manner or otherwise in violation of this Agreement or (as to Equipment) so as to void any of the insurance coverages specified in Section 15 respecting any Equipment. The Company shall procure and maintain in effect all licenses, certificates, permits, approvals and consents required by federal, state, local or foreign laws or by any governmental body, agency or authority, in connection with the delivery, use, operation, maintenance and condition of each Asset. The Assets will at all times be and remain in the control of the Company except as the Company’s relinquishment of control of an Asset is specifically permitted by this Agreement and except while an Asset is undergoing maintenance. To the extent that any applicable law requires the licensing or certification of an operator of any item of the Equipment, each such operator shall be duly licensed and currently certificated and qualified to operate such item of Equipment and authorized by the terms of (and in accordance with the provisions and requirements of) the insurance policy or policies providing the coverages specified in Section 15 hereof.
     SECTION 10. Maintenance and Repair of the Equipment.
     (a) The Company agrees, at its own cost and expense, to be responsible for the performance of all Ordinary Maintenance required by the Equipment. The term “Ordinary Maintenance” shall mean all repair, replacement and maintenance required in the ordinary and regular course of the Company’s business and operations to keep, repair, maintain and preserve the Equipment in good order and operating condition, and in compliance with such maintenance and repair standards and procedures as are set forth in the manufacturer’s manuals pertaining to the Equipment, and as otherwise may be required to enforce warranty claims against each vendor and manufacturer of each item of Equipment, and in compliance with the maintenance and repair standards of the Company for similar equipment and with prudent industry standards and with all requirements of law applicable to the maintenance and condition of the Equipment.
     (b) Arabica shall be obligated to perform or cause to be performed all Major Maintenance required by the Equipment. Arabica has entered into the Supplemental Agreement with the Company, under which the Company has agreed to perform or cause to be performed all Major Maintenance required by the Equipment, and Arabica and the Company have agreed on the amount to be paid by Arabica to the Company in reimbursement of the costs incurred by the Company in performing or causing to be performed such Major Maintenance. The term “Major Maintenance” shall mean all repair, replacement and maintenance required by the Equipment and not constituting Ordinary Maintenance.
     SECTION 11. Replacement of Parts; Alterations; Modifications and Additions. In case any Part, component or unit of the Equipment is required to be altered or modified, or any equipment or appliance on any item of Equipment is required to be altered, added, replaced or modified, in either case in order to comply with applicable laws, regulations, requirements or rules (“Required Alteration”), Arabica shall be obligated to make or cause to be made such Required Alteration. Arabica has entered into the Supplemental Agreement with the Company, under which the Company has agreed to make or cause to be made such Required Alterations, and Arabica and the Company have agreed on the amount to be paid by Arabica to the Company in reimbursement of the costs incurred by the Company in making or causing to be made such Required Alterations. Such Required Alterations shall immediately be and become part of the Equipment and subject to the terms of this Agreement, and title thereto shall vest in Arabica. All Parts, equipment and appliances incorporated or installed in or attached to any item of Equipment in connection with servicing, repairing, maintaining and overhauling any item of Equipment pursuant to the requirements of Sections 10 or 11 hereof (“Replacement”) shall be considered accessions to such item of Equipment and shall immediately, without further act, be and become part of the Equipment, and title thereto shall vest in Arabica. The Company may, without the prior written consent of Arabica, affix or install any accessory, equipment or device on the Equipment or make any improvement or addition thereto other than a Required Alteration or Replacement (“Improvement”); provided, that, (i) a nonremovable Improvement may be made to the Equipment only if such Improvement does not reduce the value of the Equipment and (ii) any other Improvement may be made to the Equipment only if such Improvement is readily removable without causing damage to the Equipment or impairing the value, utility or condition the Equipment would have had if such Improvement had not been so affixed or installed. Nonremovable Improvements shall be considered accessions to the Equipment and shall immediately without further act, be and become part of the Equipment, and title thereto shall vest in Arabica. At the time title to any replacement Part, equipment or appliance has become vested in Arabica pursuant to the provisions of this Section 11, title to the part, equipment or appliance replaced thereby shall thereupon vest in the Company and Arabica shall be deemed to have released any Lien thereon and any interest therein.
     SECTION 12. Taxes.
     (a) All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (any of the foregoing, a “Tax”), excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Arabica or any Registered Holder as a result of a present or former connection between Arabica or any Registered Holder and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Arabica or any Registered Holder having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Lease/Purchase Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to Arabica or any Registered Holder hereunder, the amounts so payable to Arabica or any Registered Holder shall be increased to the extent necessary to yield to Arabica or any Registered Holder (after payment of all Non-Excluded Taxes and Other Taxes) Rent or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Company shall not be required to increase any such amounts payable to Arabica or any Registered Holder with respect to any Non-Excluded Taxes (i) that are attributable to Arabica’s or such Registered Holder’s failure to comply with the requirements of subsection (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to a Registered Holder at the time such Registered Holder becomes a party to this Agreement, except to the extent that such Registered Holder’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.
     (b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to Arabica or the relevant Registered Holder, as applicable, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Arabica or such Registered Holder the required receipts or other required documentary evidence, the Company shall indemnify Arabica or such Registered Holder for any incremental taxes, interest or penalties that may become payable by Arabica or such Registered Holder as a result of any such failure.
     (d) Any Registered Holder that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Person”) shall deliver to the Company two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Person claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement in form and substance reasonably satisfactory to Arabica and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Person claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement and the other Lease/Purchase Documents. Such forms shall be delivered to the Company by such Non U.S. Person on or before the date it becomes a party to this Agreement or becomes a Registered Holder. In addition, such Non U.S. Person shall deliver to the Company such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Person. Such Non-U.S. Person shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, such Non U.S. Person shall not be required to deliver any form pursuant to this subsection that such Non U.S. Person is not legally able to deliver.
     (e) A Registered Holder that is entitled to an exemption from or reduction of non-U.S. withholding tax under United States law or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to Arabica), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Registered Holder is legally entitled to complete, execute and deliver such documentation and in such Registered Holder’s judgment such completion, execution or submission would not materially prejudice the legal position of such Registered Holder.
     (f) If Arabica or any Registered Holder determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 12, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 12 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Arabica or such Registered Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of Arabica or such Registered Holder, agrees to repay the amount paid over to the Company (plus any amounts imposed by the relevant Governmental Authority) to Arabica or such Registered Holder in the event Arabica or such Registered Holder is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Arabica or such Registered Holder to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person. Any interest received by the Company as a result of any such refund will be donated by the Company to charity.
     (g) The agreements in this Section shall survive the termination of this Agreement and the payment of Rent and all other amounts payable hereunder.
     SECTION 13. Assignment, Sublease, Sublicense or other Transfer.
     (a) Assignment, Sublease, Sublicense or Other Transfer by the Company. Arabica hereby gives its written consent to the Company to sublicense on a non-exclusive basis (provided that the rights retained by the Company in respect thereof may be subject to territorial exclusivity rights of the franchisee or licensee), either indirectly through one or more Subsidiaries of the Company or directly, to franchisees or similar licensees, the Company’s owned or licensed-in Intellectual Property to (i) promote and operate retail locations selling the same or similar products, including beverages, food, whole beans and ground coffee, and merchandise, as those sold at the Company’s own retail locations and (ii) promote and sell whole beans and ground coffee and other products through institutional trade channels . Except as provided in the previous sentence, the Company will not, without the prior written consent of Arabica, assign, sublease, sublicense or otherwise transfer its rights or obligations with respect to any of the Assets or hereunder, and any attempted assignment, sublease, sublicense or other transfer by the Company without such Arabica consent shall be null and void. With respect to any sublease or sublicense for which Arabica provides its written consent, no such sublease or sublicense by the Company will reduce any of the obligations of the Company hereunder or the rights of Arabica hereunder, and all of the obligations of the Company hereunder shall be and remain primary and shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety. The Company shall furnish to Arabica not later than the effective date of such sublease or sublicense (i) in respect of Assets other than Intellectual Property, new insurance certificates from the Company’s insurance broker, in form and substance satisfactory to Arabica, indicating compliance with the insurance provisions of this Agreement and (ii) an officer’s certificate from the Company naming the sublessee or sublicensee and specifying the address for the sublessee or sublicensee’s principal place of business. The Company shall, and shall cause such sublessee or sublicensee to, execute and deliver such instruments to the appropriate Person for filing and to deliver copies of the same to Arabica (including sublease or sublicense agreements and Uniform Commercial Code financing statements) as may be requested by Arabica in connection with any such sublease or sublicense. Without limiting the foregoing, the Company shall be entitled (without the consent of Arabica) to sublease any of the Assets to any Subsidiary or Affiliate and, in connection therewith, to transfer the location of any such Asset to the premises of such Subsidiary or Affiliate. The Company shall provide Arabica with advance written notice of any such sublease. Any sublease of any of the Assets to any Subsidiary or Affiliate of the Company shall be subject to the agreement of such Affiliate or Subsidiary to acknowledge that Arabica holds title to such Assets. Any permitted assignment by the Company pursuant to this Section 13(a) shall (A) be subject to the rights of Arabica under the Put Option Letter and (B) include an assignment by the Company of the Supplemental Agreement, the Put Option Letter, the Call Option Letter and any other agreement between Arabica and the Company relating to the Assets, this Agreement or the foregoing letters and agreements, to the same assignee, and an assumption by such assignee of the obligations of the Company thereunder, and Arabica consents to such assignment and assumption of the Supplemental Agreement, the Put Option Letter, the Call Option Letter and such other agreements.
     (b) Assignments By Arabica. Subject to the prior written consent of the Company, which consent may not be unreasonably withheld (unless a Default has occurred and is continuing, in which case no such consent shall be required), Arabica may at any time sell or transfer all, but not less than all, of Arabica’s right, title and interest in and to the Assets and, in connection therewith, sell, assign and transfer all, but not less than all, of Arabica’s right, title and interest in, to and under this Agreement (each assignee in such circumstances and each Person for whom any such Person may act, either directly or indirectly, being a “Registered Holder”), and may, without the consent of the Company, and at its sole discretion, collaterally assign to any Person all or any of its rights hereunder or under any Lease/Purchase Document. Any permitted assignment by Arabica pursuant to this Section 13(b) shall (i) be subject to the rights of the Company under the Call Option Letter and (ii) include an assignment by Arabica of the Supplemental Agreement, the Put Option Letter and the Call Option Letter to the same Registered Holder, and an assumption by such Registered Holder of the obligations of Arabica thereunder, and the Company consents to such assignment and assumption of the Supplemental Agreement, the Put Option Letter and the Call Option Letter.
     SECTION 14. Event of Loss; Obsolete and Worn Out Equipment.
     (a) Termination Upon Event of Loss. Upon the occurrence of an Event of Loss, the Company shall give prompt notice thereof to Arabica and the lease and license of the Assets hereunder shall terminate immediately, and all Rent shall cease to accrue with respect to all of the Assets, provided that Arabica shall be entitled to the payment specified in Section 14(b) with respect to the Assets; and provided, further, however, that notwithstanding such termination of the lease, license and purchase option financing provided hereunder, the obligations of the Company hereunder and under the other Lease/Purchase Documents and the rights of Arabica hereunder and under the other Lease/Purchase Documents shall continue in full force and effect until all Rent, Supplemental Payments and other amounts payable by the Company hereunder or under any of the other Lease/Purchase Documents have been indefeasibly paid in full in cash. Not later than five Business Days after the occurrence of an Event of Loss, the Company shall pay the Rent applicable to such Assets to the date of such Event of Loss.
     (b) Event of Loss Payments. Pursuant to the Supplemental Agreement, all insurance and other payments resulting from an Event of Loss in relation to the Assets to which the Company is entitled shall be paid or remitted by the Company to Arabica. Upon such payment, the unpaid Acquisition Cost previously attributable to the Assets shall be deemed to have been paid in full.
     (c) Application of Payments Not Relating to an Event of Loss. Any payments (including without limitation insurance proceeds) received at any time by Arabica or the Company from any insurer, governmental authority or other party with respect to any condemnation, confiscation, theft or seizure of, or requisition of title to or use of, or loss or damage to, any item of the Equipment not constituting an Event of Loss, will be applied directly in payment of repairs or for replacement of property in accordance with the provisions of Sections 10 and 11 hereof, if not already paid by the Company, or if already paid by the Company and if no Default or Event of Default shall have occurred and be continuing, shall be applied to reimburse the Company for such payment. If an Event of Default shall have occurred and is continuing, any such payment shall be applied to the unpaid Acquisition Cost of the Assets.
     SECTION 15. Insurance.
     (a) Coverage — Property Damage. Arabica shall be responsible for maintaining or causing to be maintained property damage insurance coverage (including, without limitation, so-called “all perils” coverage at the greater of replacement value or Acquisition Cost) for the Equipment. Arabica shall satisfy this obligation by entering into the Supplemental Agreement.
     (b) Coverage — Liability and Other. The Company shall maintain (i) comprehensive general public liability insurance, including “broad form” liability coverage blanket contractual, personal injury, property damage and loss of use of property of others, (ii) fidelity insurance and (iii) such other insurance with respect to the Equipment in such amounts and against such insurable hazards as is usually carried by the Company.
     (c) Insurance Policies. All insurance required to be maintained by or on behalf of the Company or any other member of the Restricted Group pursuant to this Agreement and the other Lease/Purchase Documents shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (10 days for non payment of premiums) after receipt by Arabica of written notice thereof, (ii) provide that Arabica’s interest will be insured regardless of any breach or violation of the underlying policies by the Company or such other member of the Restricted Group or any other Person, (iii) name Arabica and its successors and assigns as loss payee pursuant to a loss payable endorsement issued in favor of and delivered to Arabica and (iv) be reasonably satisfactory in all other respects to Arabica. If the Company or any member of the Restricted Group fails to provide or cause to be provided such insurance, Arabica, in its sole discretion, may provide such insurance and charge the cost to the Company and any member of the Restricted Group.
     SECTION 16. Illegality. Where the introduction of any law, order, regulation or official directive or any change in the interpretation or application thereof makes it unlawful for Arabica or the Company to give effect to its respective obligations under this Agreement or the Supplemental Agreement, then each party shall notify the other of such change in circumstances and, in consultation with the other party, use all reasonable efforts to avoid the effects of such introduction, variation or change. If the affected party determines in good faith that it is unable, within any period which the relevant introduction, variation or change may allow, to avoid the effects of the same, then the Put Option may be exercised by Arabica in accordance with Section 2 of the Put Option Letter.
     SECTION 17. General Indemnity.
     (a) The Company hereby assumes liability for, and does hereby agree, whether or not any of the transactions contemplated hereby are consummated, to indemnify, protect, save, defend, exonerate, pay and hold harmless Arabica, each Registered Holder, each Person claiming by or through any Registered Holder, and each of their respective officers, directors, stockholders, successors, assigns, agents and servants, and any beneficiaries of any of the foregoing (each such party may be referred to herein as an “Indemnified Party”) on a net after-tax basis (at the then highest marginal federal and applicable state, local and foreign income tax rates) from and against any and all obligations, fees, liabilities, losses, interest, damages, punitive damages, penalties, fines, claims, demands, actions, suits, judgments, investigations, proceedings, costs and expenses, including without limitation reasonable legal fees and expenses (including without limitation such legal fees and expenses or disbursements of any kind or nature whatsoever incurred in connection with the execution, delivery, performance and enforcement of this Agreement and the other Lease/Purchase Documents, or any amendment, supplement or modification of, or any waiver or consent in connection thereof and any agreement related to the foregoing), of every kind and nature whatsoever imposed on, incurred by, or asserted against any Indemnified Party, in any way relating to or arising out of the Assets or the performance by Arabica or any Indemnified Party of its obligations hereunder, under any agreement related hereto or under any guaranty or the Company Security Documents relating to the obligations of the Company hereunder, except as otherwise provided herein, or (i) the manufacture, construction, ordering, purchase, acceptance or rejection, ownership, delivery, leasing, re-leasing, subleasing, licensing, re-licensing, sublicensing, possession, use, operation, maintenance, storage, registration or re-registration, titling or re-titling, licensing or re-licensing, documentation, removal, return, sale (including without limitation sale by an Indemnified Party to the Company pursuant to the terms hereof) or other applications or dispositions thereof, including without limitation any of such as may arise from (A) loss or damage to any property or death or injury to any Person, (B) patent or latent defects in the Assets (whether or not discoverable by the Company or any Indemnified Party), (C) any claims based on strict liability in tort or otherwise, (D) any claims based on patent, trademark or copyright infringement attributable to the use, possession or operation of the Assets by the Company, and (E) any claims based on liability arising under any applicable environmental or noise or pollution control law or regulation, (ii) any failure on the part of the Company to perform or comply with any of the terms of this Agreement or any document, instrument, agreement or contract entered into in relation hereto or otherwise in relation to the Assets but excluding any claim based upon any failure on the part of an Indemnified Party to comply with its obligations under this Agreement or any document, instrument, agreement or contract entered into by such Indemnified Party in relation hereto or otherwise in relation to the Assets or (iii) any claims, encumbrances, security interests, liens or legal processes regarding such Indemnified Party’s title to or interest in the Assets attributable to the Company’s use of the Assets. The Company shall not be required to indemnify any Indemnified Party for any claims resulting from acts which would constitute the willful misconduct or gross negligence of such Indemnified Party. The Company shall give each Indemnified Party prompt notice of any occurrence, event or condition known to the Company as a consequence of which any Indemnified Party is or is reasonably likely to be entitled to indemnification hereunder.
     (b) The indemnification provided in this Section 17 shall specifically apply to and include claims or actions brought by or on behalf of employees of the Company and the Company hereby expressly waives, as against any Indemnified Party, any immunity to which the Company may otherwise be entitled under any industrial or worker’s compensation laws. The Company shall promptly upon request of any such Indemnified Party (but in any event within 30 days of such request) reimburse such Indemnified Party for amounts expended by it in connection with any of the foregoing or pay such amounts directly. The Company shall be subrogated to an Indemnified Party’s rights in any matter with respect to which the Company has actually reimbursed such Indemnified Party for amounts expended by it or has actually paid such amounts directly pursuant to this Section 17. If any action, suit or proceeding is brought against any Indemnified Party in connection with any claim indemnified against hereunder, such Indemnified Party will, after receipt of notice of the commencement of such action, suit or proceeding, notify the Company thereof, enclosing a copy of all papers served upon such Indemnified Party. The Company may, and upon such Indemnified Party’s request will, at the Company’s expense, resist and defend such action, suit or proceeding, or cause the same to be resisted or defended by counsel selected by the Company and reasonably satisfactory to such Indemnified Party and in the event of any failure by the Company to do so, the Company shall pay all costs and expenses (including without limitation reasonable attorney’s fees and expenses) incurred by such Indemnified Party in connection with such action, suit or proceeding. The provisions of this Section 17, and all of the indemnities and the obligations of the Company under this

Section 17, shall apply to the Assets and each component thereof and shall apply from the date of the execution of this Agreement and shall survive the expiration or earlier termination of this Agreement and all documents, instruments, agreements and contracts entered into in relation hereto or otherwise in relation to the Assets or any component of the Assets and are expressly made for the benefit of, and shall be enforceable by, each Indemnified Party.
     (c) All amounts due under this Section 17 shall be payable not later than 10 days after written demand therefor. Demands for payments pursuant to this Section 17 shall be submitted to Timothy Hennessy (Telephone No. 763-592-2222) (Telecopy No. 612-359-2730) or to such other Person or address as may be hereafter designated by the Company in a written notice to Company. The agreements in this Section 17 shall survive payment of all Obligations hereunder.
     SECTION 18. Disclaimer. ARABICA, NOT BEING A SELLER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY APPLICABLE JURISDICTION AND FOR THE PURPOSES OF SUCH CODE), OR A SELLER’S AGENT, AND INASMUCH AS THE COMPANY HAS ACCEPTED DELIVERY OF THE ASSETS AFTER SATISFYING ITSELF AS TO THE CONDITION, QUALITY, FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE OF SUCH ASSETS, HEREBY EXPRESSLY DISCLAIMS AND MAKES TO THE COMPANY OR ANY SUBSIDIARY OR AFFILIATE OF THE COMPANY NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO: THE FITNESS FOR USE, DESIGN OR CONDITION OF THE ASSETS; THE QUALITY OR CAPACITY OF THE ASSETS; THE WORKMANSHIP OF THE ASSETS; THAT THE ASSETS WILL SATISFY THE REQUIREMENTS OF ANY LAW, RULE, SPECIFICATION OR CONTRACT PERTAINING THERETO, AND ANY GUARANTY OR WARRANTY AGAINST PATENT INFRINGEMENT OR LATENT DEFECTS, IT BEING AGREED THAT ALL SUCH RISKS, AS BETWEEN ARABICA AND THE COMPANY OR ANY SUBSIDIARY OR AFFILIATE OF THE COMPANY, ARE TO BE BORNE BY THE COMPANY. ARABICA IS NOT RESPONSIBLE FOR ANY DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE TO OR LOSSES RESULTING FROM THE INSTALLATION, OPERATION OR USE OF THE ASSETS OR ANY PRODUCTS MANUFACTURED THEREBY. ARABICA HEREBY ASSIGNS TO THE COMPANY ALL ASSIGNABLE WARRANTIES MADE BY THE SUPPLIER TO ARABICA FOR AND DURING THE TERM OF THIS AGREEMENT AND THE COMPANY AGREES TO RESOLVE ALL SUCH CLAIMS DIRECTLY WITH THE SUPPLIER. ARABICA SHALL COOPERATE FULLY WITH THE COMPANY WITH RESPECT TO THE RESOLUTION OF SUCH CLAIMS, IN GOOD FAITH AND BY APPROPRIATE PROCEEDINGS AT THE COMPANY’S EXPENSE. ANY SUCH CLAIM SHALL NOT AFFECT IN ANY MANNER THE UNCONDITIONAL OBLIGATION OF THE COMPANY TO MAKE RENT AND OTHER PAYMENTS HEREUNDER. So long and only so long as an Event of Default shall not have occurred and be continuing, and so long and only so long as any of the Assets shall be subject to this Agreement and the Company shall be entitled to possession of the Assets hereunder, Arabica authorizes the Company, at the Company’s sole expense, to assert for Arabica’s account, all rights and powers of Arabica under any manufacturer’s, vendor’s or dealer’s warranty on any item of Assets; provided, however, that the Company shall indemnify, protect, save, defend and hold harmless Arabica from and against any and all claims, and all costs, expenses, damages, losses and liabilities incurred or suffered by Arabica in connection therewith, as a result of, or incident to, any action by the Company pursuant to the foregoing authorization.
     SECTION 19. Representations and Warranties. In order to induce Arabica to enter into this Agreement and to lease and license the Assets to the Company hereunder, the Company hereby confirms (i) the representations and warranties of each member of the Restricted Group set forth in the other

Lease/Purchase Documents (which are incorporated by reference herein) and (ii) the following representations and warranties (which representations and warranties assume the leasing and licensing to the Company of Assets existing on the Commencement Date and shall survive the execution and delivery of this Agreement and the leasing and licensing of such Assets):
     (a) Financial Condition. The audited consolidated balance sheets of the Company and its Subsidiaries as at December 28, 2008, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 28, 2009 and the related unaudited consolidated statements of income and cash flows for the twelve-month period ended on such date, present fairly the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the twelve-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No member of the Restricted Group has any material Guarantee Obligations, contingent liabilities, liabilities for taxes, or any long-term leases (other than pursuant to the Lease/Purchase Documents) or unusual forward or long-term commitments, including any rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 28, 2008 to and including the date hereof there has been no Disposition by any member of the Restricted Group of any material part of its business or property. No subordinated Indebtedness of any member of the Restricted Group is outstanding as of the date hereof.
     (b) No Change. Since December 28, 2008, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     (c) Existence; Compliance with Law. Each member of the Restricted Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (d) Power; Authorization; Enforceable Obligations. Each member of the Restricted Group has the power and authority, and the legal right, to execute, deliver and perform the Lease/Purchase Documents to which it is a party. Each member of the Restricted Group has taken all necessary organizational action to authorize the execution, delivery and performance of the Lease/Purchase Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of any of the Lease/Purchase Documents. Each Lease/Purchase Document has been duly executed and delivered on behalf of each member of the Restricted Group party thereto and constitutes the legal, valid and binding obligation of such member of the Restricted Group, enforceable against each such member in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     (e) No Legal Bar. The execution, delivery and performance of the Lease/Purchase Documents will not violate in any material respect any Requirement of Law or any Contractual Obligation of any member of the Restricted Group and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Lease/Purchase Documents). There are no Requirements of Law or Contractual Obligations applicable to any member of the Restricted Group that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (f) Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any member of the Restricted Group, threatened by or against any member of the Restricted Group or against any of their respective properties or revenues (a) with respect to any of the Lease/Purchase Documents or any of the transactions contemplated hereby or thereby, or (b) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (g) No Default. No member of the Restricted Group is in default under or with respect to any of its Contractual Obligations in any respect that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     (h) Ownership of Property; Liens. Each member of the Restricted Group has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except for Permitted Liens.
     (i) Intellectual Property. Except as otherwise described on Schedule 19(i), (a) Arabica owns all service marks used by the Company and its Subsidiaries in their business and (b) each member of the Restricted Group owns, or is licensed to use, all other Intellectual Property necessary for the conduct of its business as currently conducted. Except as otherwise described on Schedule 19(i), no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any member of the Restricted Group have knowledge of any valid basis for any such claim. The use of Intellectual Property by each member of the Restricted Group does not infringe on the rights of any Person except for instances which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as provided in Schedule 19(i), no interest in any of the Intellectual Property has been licensed by any member of the Restricted Group to any other Person (except for licenses permitted pursuant to Section 13).
     (j) Taxes. Each member of the Restricted Group has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant member of the Restricted Group; no tax Lien has been filed, and, to the knowledge of the members of the Restricted Group, no claim is being asserted, with respect to any such tax, fee or other charge. No member of the Restricted Group has executed any waiver having the effect of extending any applicable statute of limitations in respect of tax liabilities.
     (k) Federal Regulations. No portion of any amount paid to any member of the Restricted Group under the Lease/Purchase Documents will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulations T, U or X of the Board. If requested by Arabica, the Company will furnish to Arabica a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     (l) Labor Matters. (a) There are no collective bargaining agreements or other labor contracts covering any member of the Restricted Group; (b) to the knowledge of the members of the Restricted Group, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of any member of the Restricted Group; (c) there is no material labor dispute pending or threatened against or affecting any member of the Restricted Group; (d) there has not been, during the five year period prior to the date hereof, any material labor dispute against or affecting any member of the Restricted Group, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material; and (e) each member of the Restricted Group has complied in all material respects with (or corrected in full any prior noncompliance) and is in material compliance with the provisions of the Fair Labor Standards Act of 1938, as amended, and regulations thereunder.
     (m) ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
     (n) Investment Company Act; Other Regulations. No member of the Restricted Group is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No member of the Restricted Group is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
     (o) Subsidiaries; Capital Stock. Except as disclosed to Arabica in writing from time to time after the Commencement Date:
     (i) Holdings has only the Subsidiaries set forth on, and the authorized, issued and outstanding Capital Stock of each member of the Restricted Group is as set forth on, Schedule 19(o), (ii) the Capital Stock of each member of the Restricted Group are duly authorized, validly issued, fully paid and nonassessable, and (iii) the Capital Stock of each of Holdings and each Subsidiary of the Company are owned beneficially and of record by the Persons set forth on Schedule 19(o), free and clear of all Liens.
     (ii) Except as set forth on Schedule 19(o), no member of the Restricted Group has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and there are no agreements, voting trusts or understandings binding upon any member of the Restricted Group with respect to the voting securities of any member of the Restricted Group or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.
     (p) Environmental Matters. Except as disclosed on Schedule 19(p) and as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (i) the facilities and properties owned, leased or operated by any member of the Restricted Group (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (ii) no member of the Restricted Group has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any member of the Restricted Group (the “Business”), nor does any member of the Restricted Group have knowledge or reason to believe that any such notice will be received or is being threatened;
     (iii) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the members of the Restricted Group, threatened, under any Environmental Law to which any member of the Restricted Group is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (v) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any member of the Restricted Group in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (vi) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (vii) no member of the Restricted Group has assumed any liability of any other Person under Environmental Laws.
     (q) Accuracy of Information, etc. No statement or information contained in this Agreement, any other Lease/Purchase Document, or any other document, certificate or statement furnished by or on behalf of the Company or any of its Subsidiaries to Arabica or any Registered Holder, for use in connection with the transactions contemplated by this Agreement or the other Lease/Purchase Documents, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. No member of the Restricted Group has knowledge of any fact that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Lease/Purchase Documents or in any other documents, certificates and statements furnished to Arabica or any Registered Holder for use in connection with the transaction contemplated hereby and by the other Lease/Purchase Documents.
     (r) Company Security Documents, Real Property.
     (i) Each Company Security Document is effective to create in favor of Arabica a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Company Security Documents, when stock certificates representing such Pledged Stock are delivered to Arabica, and in the case of the other Collateral described in the Company Security Documents, when financing statements and other filings specified on Schedule 19(r)(ii) in appropriate form are filed in the offices specified on Schedule 19(r)(i), each Company Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the members of the Restricted Group in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the applicable Security Document), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Permitted Liens).
     (ii) Schedule 19(r)(ii) lists, as of the Commencement Date, each parcel of owned real property and each leasehold interest in real property held by the members of the Restricted Group.
     (s) Solvency. Each member of the Restricted Group is, and after giving effect to this Agreement and the other Lease/Purchase Documents, and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
     (t) Stores; Material Agreements. Schedule 19(t) accurately and completely lists all Stores owned or operated by the Company or any of its Subsidiaries (with the owner and operator and address of each Store listed thereon) and all material agreements (including all real estate leases) to which any member of the Restricted Group is a party. Each of the material agreements listed on Schedule 19(t) is in full force and effect and constitutes the legally valid and binding obligation of the Company or its Subsidiary, as the case may be, identified thereon as being a party to such agreement and, to the knowledge of the Restricted Group, the other parties thereto, enforceable against each of them in accordance with its respective terms. No member of the Restricted Group is in violation under any material agreements, where such violations in the aggregate could reasonably be expected to have a Material Adverse Effect. To the knowledge of the members of the Restricted Group, except as disclosed in Schedule 19(t), third parties to any material agreements are not in material violation thereof to the extent that such violations in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (u) Indebtedness Outstanding.

     (i) Set forth on Schedule 19(u)(i) hereto is a list and description of all Indebtedness of any member of the Restricted Group that will be outstanding immediately after the Commencement Date.
     (ii) Set forth on Schedule 19(u)(ii) hereto is a list and description of all Liens of any member of the Restricted Group that will be outstanding immediately after the Commencement Date.
(v) Anti-Terrorism Laws.
     (i) No member of the Restricted Group and, to the knowledge of the Restricted Group, no Affiliate of any member of the Restricted Group, is in violation of any United States laws applicable to such member of the Restricted Group or such Affiliate relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
     (ii) No member of the Restricted Group and, to the knowledge of any member of the Restricted Group, no Affiliate of any member of the Restricted Group is any of the following:
     (A) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (C) a Person or entity with which any party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (E) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
     (iii) No member of the Restricted Group and, to the knowledge of any member of the Restricted Group, no Affiliate of any member of the Restricted Group (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     (iv) No Person is acting for any member of the Restricted Group or any Affiliate of any thereof as a broker or other agent acting or benefiting in any capacity in connection with this Agreement.

     (w) Use of Proceeds. The Company shall use the sale proceeds received under the Asset Purchase Agreement for the acquisition and/or construction of new facilities, operating facility upgrades, working capital and other general corporate purposes.
     (x) Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
     SECTION 20. Financial Covenants. The Company covenants and agrees that until all Rent and other amounts payable hereunder and under the Lease/Purchase Documents have been indefeasibly paid in full in cash:
     (a) Maximum Senior Leverage Ratio. The Company will not cause or permit the ratio (the “Consolidated Senior Leverage Ratio“) of the Consolidated Funded Indebtedness of the Company and its Subsidiaries at December 28, 2009 and at any Quarterly Date thereafter to the Consolidated EBITDA of the Company for the Reference Period ending on such Quarterly Date to be greater than 1.50:1.00.
     (b) Minimum Interest Coverage Ratio. The Company will not cause or permit the ratio of (i) the Consolidated EBITDAR of the Company for each Reference Period ending on any Quarterly Date to (ii) the sum of Consolidated Financing Expense plus Consolidated Rental Expense of the Company and its Subsidiaries for such Reference Period to be less than 1.35:1.00.
     (c) Maximum Capital Expenditures. The Company will not cause or permit the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries in any fiscal year to exceed the sum of (A) $30,000,000 minus (B) the aggregate amount of Restricted Payments made pursuant to Section 22(f)(iii) of this Agreement during such fiscal year that is in excess of $5,000,000.
     (d) New Store Commitments. The Company shall not enter into any New Store Commitment if at such time (i) the Coffeehouse Level EBITDA Margin for the most recently completed Reference Period for which financial statements have been delivered pursuant to Section 21(a)(ii) is less than 15% of Coffeehouse Level Sales for such Reference Period, or (ii) the aggregate Available Amount is less than (A) the budgeted amount of Capital Expenditures for outstanding New Store Commitments (including the New Store Commitment in question, and assuming that the budgeted amount of Capital Expenditures for any New Store Commitment for which a Capital Expenditure budget has not been determined is $300,000), less (2) the aggregate amount of Capital Expenditures made toward New Store Commitments prior to the opening of each such New Store.
     SECTION 21. Affirmative Covenants. The Company covenants and agrees that until all Rent and other amounts payable hereunder and under the Lease/Purchase Documents have been indefeasibly paid in full in cash:
     (a) Financial Reporting. The Company will furnish to Arabica the following financial statements, each of which shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP:
     (i) as soon as available, but in any event within 90 days after the end of each fiscal year a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing;
     (ii) as soon as available, but in any event not later than 45 days after the end of each quarterly period of each fiscal year, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and, in each case, the related unaudited consolidated statements of income for such quarter and statements of income and cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
     (iii) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year (other than the last month of each fiscal quarter), the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income for such month and statements of income and cash flows for the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
(b) Certificates; Other Information. The Company will furnish to Arabica:
     (i) concurrently with the delivery of the financial statements referred to in Section 21(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
     (ii) concurrently with the delivery of the financial statements pursuant to Sections 21(a)(i) and 21(a)(ii): (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, the Company and each of its Subsidiaries, during such period, have observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Lease/Purchase Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Store by Store report and a Market report, (iii) a Compliance Certificate, (iv) to the extent not previously disclosed to Arabica, a description of any change in the jurisdiction of organization of any member of the Restricted Group and a list of any Intellectual Property or other property as to which action is required under Section 21(i) hereof, in each case acquired by any member of the Restricted Group since the date of the most recent report delivered pursuant to this clause (iv), and (v) a list of all third party locations where any Equipment is located in connection of the sale of inventory in the ordinary course of the Company’s business including the approximate aggregate book value of such Equipment; provided however that, the information specified in clause (v) of this Section 21(b)(ii) shall only be required to be provided concurrently with the delivery of the quarterly financial statements for the second and fourth fiscal quarters of each fiscal year pursuant to Section 21(a)(ii);
     (iii) as soon as available, and in any event no later than 30 days prior to the beginning of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (iv) within 45 days after the end of each fiscal quarter, a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
     (v) no later than 10 Business Days (or, in the case of amendments or supplements to this Agreement and the other Lease/Purchase Documents effected solely to facilitate the sale and leaseback of additional Assets hereunder and thereunder, three Business Days) prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Lease/Purchase Documents;
     (vi) within five days after the same are sent, copies of all financial statements and reports that any member of the Restricted Group send to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any member of the Restricted Group may make to, or file with, the SEC;
     (vii) as soon as available, but in any event no later than 20 days after the Commencement Date, all certificates representing the shares of the Pledged Stock, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and
     (viii) as soon as available, but in any event no later than 20 days after the Commencement Date, using best efforts, an amendment to the Lease of Retail Space dated May 25, 1993, as amended, by and between the Company and Brookfield LD DB Inc., in form and substance reasonably acceptable to Arabica; and
     (ix) promptly, such additional financial and other information as Arabica may from time to time reasonably request.
     (c) Payment of Obligations. Each member of the Restricted Group will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, when relevant.
     (d) Maintenance of Existence; Compliance; Conduct of Business. Each member of the Restricted Group will (i) preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; (ii) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) maintain and keep in full force and effect all material licenses and permits necessary to the proper conduct of its business; and (iv) remain or engage in the business of (A) owning, operating and promoting, directly or indirectly (including through licensees and franchisees), the Stores and other retail locations wherever located selling the same or similar products, including beverages, food, whole beans and ground coffee, and merchandise, as those currently sold by the Company and its Subsidiaries through the Stores or otherwise and (B) selling and promoting, directly or indirectly (including through licensees or franchisees), whole beans and ground coffee and other products through institutional trade channels, and in no other business.
     (e) Maintenance of Property; Insurance. Subject to Sections 10, 11 and 15, each member of the Restricted Group will (a) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property as required under the Company Security Documents and, without limiting the provisions thereof, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
     (f) Inspection of Property; Books and Records; Discussions. Each member of the Restricted Group will (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP (in respect of the Company and its Subsidiaries only) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of Arabica or its designees to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of members of the Company and its Subsidiaries with officers and employees of members of the Restricted Group and with their independent certified public accountants. Upon receipt of Arabica’s notice requesting to inspect certain Equipment or other Assets or books and records, such member of the Restricted Group shall promptly notify Arabica of the location thereof and shall make all necessary arrangements to facilitate the inspection. Without limiting the foregoing, Arabica may conduct up to four (4) commercial credit examinations of the Company and its Subsidiaries per year so long as no Event of Default exists, and during any period when an Event of Default is continuing, as many commercial credit examinations of the Company and its Subsidiaries as it reasonably deems necessary. One such examination per year while no Event of Default has occurred and is continuing, and all such examinations during the continuance of any Event of Default, shall be all at the expense of the Company.
     (g) Notices. Promptly give notice to Arabica of:
     (i) the occurrence of any Default or Event of Default;
     (ii) any (A) default or event of default under any Contractual Obligation of any member of the Restricted Group, or (B) litigation, investigation or proceeding that may exist at any time between any member of the Restricted Group and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (iii) any litigation or proceeding affecting any member of the Restricted Group, (A) in which the amount involved that is not covered by insurance is $1,000,000 or more, (B) in which injunctive or similar relief is sought or (C) which relates to any Lease/Purchase Document or any agreement relating thereto;
     (iv) the following events, as soon as possible and in any event within 30 days after any member of the Restricted Group, knows or has reason to know thereof: (A) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a

Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC, the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
     (v) no more than five Business Days after becoming aware of any investigative proceedings by a Governmental Authority commenced or threatened against any member of the Restricted Group regarding any potential violation of Environmental Laws, any spill, release, discharge or disposal of any Materials of Environmental Concern or any event required to be reported to any such Governmental Authority, written notice thereof and of the action being proposed to be taken with respect thereto;
     (vi) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
     (vii) promptly, and in any event within five days after receipt thereof by any member of the Restricted Group, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by the SEC regarding financial or other operational results of any member of the Restricted Group.
Each notice pursuant to this Section 21(g) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or any of its Subsidiaries, as relevant, proposes to take with respect thereto.
     (h) Environmental Laws.
     (i) Each member of the Restricted Group will comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
     (ii) Each member of the Restricted Group conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
     (i) Additional Collateral, Etc.
     (i) With respect to any property acquired after the Commencement Date by any member of the Restricted Group that is not a Foreign Subsidiary (other than (x) any property described in paragraph (ii) or (iii) below, (y) any property listed in clause (v) of the definition of “Permitted Liens” and (z) any Intellectual Property, to the extent of any filings required outside of the United States (unless such filings are in a Specified Foreign Jurisdiction)) as to which Arabica does not have a perfected Lien, promptly (and not less frequently than quarterly, in the case of any Collateral constituting Intellectual Property) (A) execute and deliver to Arabica such amendments to the Security Documents or such other documents (including any Leasehold Security Document) as Arabica deems necessary or advisable to grant to Arabica a security interest in such property and (B) take all actions necessary or advisable to grant to Arabica a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Company Security Documents or by law or as may reasonably be requested by Arabica in respect of such property.
     (ii) With respect to any fee interest in any real property having a value (together with improvements thereon) of at least $250,000 acquired after the Commencement Date by any member of the Restricted Group that is not a Foreign Subsidiary, promptly (A) execute and deliver a first priority mortgage reasonably satisfactory to Arabica (each, a “Mortgage”), in favor of Arabica covering such real property, (B) if requested by Arabica, provide Arabica and any Registered Holders with (1) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by Arabica) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (2) any consents or estoppels reasonably deemed necessary or advisable by Arabica in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to Arabica and (C) if requested by Arabica, deliver to Arabica legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Arabica.
     (iii) With respect to any new Subsidiary created or acquired after the Commencement Date by any member of the Restricted Group, promptly (A) execute and deliver to Arabica such amendments to the Company Security Documents as Arabica deems necessary or advisable to grant to Arabica a perfected first priority security interest in (1) 100% of the Capital Stock of any such new Domestic Subsidiary that is owned by any member of the Restricted Group, and (2) 65% of the Capital Stock of any such new Foreign Subsidiary that is owned by any member of the Restricted Group, (B) deliver to Arabica the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant member or members of the Restricted Group, (C) if such new Subsidiary is a Domestic Subsidiary cause such new Subsidiary (a) to become a party to the Company Guarantee and Security Agreement, (b) to take such actions necessary or advisable to grant to Arabica a perfected first priority security interest in the Collateral described in the Company Security Documents with respect to such new Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Company Security Documents or by law or as may reasonably be requested by Arabica (other than in respect of property listed in clause (v) of the definition of “Permitted Liens” and Intellectual Property, to the extent of any filings required outside of the United States and the European Union) and (c) to deliver to Arabica a certificate of such Domestic Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (D) if requested by Arabica, deliver to Arabica legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Arabica.
     (iv) Promptly upon any member of the Restricted Group undertaking any business or operations in any Specified Foreign Jurisdiction (other than entering into agreements with franchisees and similar licensees in any such jurisdiction and other than in respect of property subject to a Lien expressly permitted by clause (e) of the definition of “Permitted Liens”) notify Arabica thereof and, if reasonably requested by Arabica, promptly furnish to Arabica an opinion of counsel, such opinion and such counsel to be reasonably satisfactory to Arabica, as to the satisfaction of the requirements of subsections (i) through (iii) above.
     (j) Leasehold Security Documents. On or prior to the Commencement Date, the Company shall deliver to Arabica (i) an estoppel certificate executed by its landlord as contemplated by Section 20.2 of the Headquarters Lease, and (ii) a landlord consent executed by its landlord under the Headquarters Lease; with each of (i) and (ii) in form and substance reasonably satisfactory to Arabica. Promptly upon the written request of Arabica (i) the Company shall execute and deliver to Arabica the Company Leasehold Mortgage and shall use reasonable efforts to cause the owner of the Headquarters Building to consent thereto in writing, (ii) after the occurrence and during the continuance of an Event of Default, the Company shall, and shall cause the landlord under each other lease of real property to which any member of the Restricted Group is a party as lessee, and such lessee, to execute and deliver a landlord consent in form and substance reasonably satisfactory to Arabica, and (iii) the Company shall, and shall cause any bailee, consignee or warehouseman with respect to any site where Collateral of the Company or any member of the Restricted Group is stored or located, and such member of the Restricted Group, to execute and deliver a bailee, warehouseman’s or similar waiver in form and substance reasonably satisfactory to Arabica.
     (k) Accounting System. The Company and its Subsidiaries will maintain an accurate system of accounting in accordance with GAAP. Neither the Company nor its Subsidiaries will change its fiscal year from the fiscal year accounting used in the preparation of the financial statements referred to in Section 19(a).
     (l) Further Assurance. From time to time hereafter, the Company will execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as Arabica shall reasonably request for the purpose of implementing or effectuating the provisions of the Lease/Purchase Documents and upon the exercise by Arabica of any power, right, privilege or remedy pursuant to the Lease/Purchase Documents which requires any consent, approval, registration, qualification or authorization of any Governmental Authority or instrumentality, exercise and deliver, or cause to be executed and delivered, all applications, certifications, instruments and other documents and papers that Arabica may be so required to obtain.
     (m) Use of Proceeds. The Company shall use the sale proceeds received under the Asset Purchase Agreement for the acquisition and/or construction of new facilities, operating facility upgrades, working capital and other general corporate purposes.
     (n) Accounts. The Company shall cause at least seventy (70%) percent of the Company’s total number of Stores located in the United States to utilize the Reference Bank for their primary cash management functions and shall cause all of the Company’s and its Wholly-Owned Subsidiaries’ operating accounts to be maintained with the Reference Bank. If Arabica shall so request, the Company shall take, or cause to be taken, any action deemed necessary by Arabica to obtain and maintain “control” (as defined in the Uniform Commercial Code as in effect in any applicable jurisdiction) of each deposit account, securities account or other account of the Company and/or any of its Wholly-Owned Subsidiaries, including without limitation, the delivery of control agreements in form and substance satisfactory to Arabica.
     SECTION 22. Negative Covenants. The Company covenants and agrees that until all Rent and other amounts payable hereunder and under the Lease/Purchase Documents have been indefeasibly paid in full in cash:
     (a) Indebtedness; Contingent Liabilities. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, create, issue, incur, assume, suffer, or become liable with respect to any Consolidated Funded Indebtedness except:
     (i) Consolidated Funded Indebtedness of the Company and its Subsidiaries hereunder and under the other Lease/Purchase Documents;

     (ii) without limiting clause (iv) of this Section 22(a), Indebtedness of the Company and its Subsidiaries in the amounts existing on the date hereof and described in Schedule 19(u)(i) (but no re-financings, renewals or extensions thereof without Arabica’s prior written consent);
     (iii) Guarantee Obligations of the Company and its Subsidiaries in respect of endorsements of negotiable instruments for collections in the ordinary course of business;
     (iv) without limiting clause (ii) of this Section 22(a), Capital Lease Obligations and purchase money Indebtedness of the Company and its Subsidiaries not exceeding $1,000,000 (of which not more than $500,000 may consist of existing Capital Lease Obligations) in the aggregate, in each case secured by Permitted Liens described in clause (v) of the definition of “Permitted Liens”;
     (v) unsecured Consolidated Funded Indebtedness of the Subsidiaries of the Company to the Company, evidenced by intercompany notes pledged and delivered to Arabica pursuant to the Security Agreement; and
     (vi) reimbursement obligations (both contingent and otherwise) in respect of letters of credit (which for the avoidance of doubt are not, and shall not constitute, Letters of Credit) issued by the Reference Bank on behalf of the Company and its Subsidiaries to support leases of real property entered into by the Company and its Subsidiaries, provided that such contingent and other obligations incurred on and after the Commencement Date (A) shall not exceed at any time an aggregate amount of $1,000,000, (B) shall be subject to the credit approval of the Reference Bank, and (C) shall be evidenced by documentation in form and substance satisfactory to the Reference Bank.
     (b) Liens. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of its property, whether now owned or hereafter acquired, except for Permitted Liens. Without limitation of the foregoing, the Company covenants and agrees that it will not enter into (and will not suffer or permit any of its Wholly-Owned Subsidiaries to enter into) any agreement or understanding (each, a “Restrictive Agreement”) with any Person other than Arabica or the Reference Bank which could prohibit or restrict in any manner the right of the Company or any such Wholly-Owned Subsidiary to grant to Arabica or to the Reference Bank any Lien on any of its Intellectual Property arising under laws other than those of the United States, whether such Intellectual Property is now owned or hereafter acquired. The Company represents and warrants that, at the Commencement Date, neither the Company nor any such Wholly-Owned Subsidiary is party to any such Restrictive Agreement.
     (c) Disposition of Assets, Etc. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties, assets, rights, licenses or franchises to any Person, except for (i) the sale by the Company of assets from time to time to Arabica, and leaseback thereof from Arabica, pursuant to this Agreement and the other Lease/Purchase Documents; (ii) the disposition of inventory in the ordinary course of business (which dispositions may be made free from the Liens of the Lease/Purchase Documents), (iii) the disposition in the ordinary course of business, without replacement, of equipment which is obsolete or no longer needed in the conduct of its business and the disposition and replacement in the ordinary course of business of equipment or other tangible personal property with other equipment of at least equal utility and value, (iv) the disposition in the ordinary course of business in any year of equipment or other tangible personal property having an aggregate value of not more than $1,000,000 and (v) provided no Default or Event of Default shall have occurred and be continuing or would result therefrom, transfers of cash and Cash Equivalents to Caribou

Coffee Charitable Foundation in an aggregate amount not to exceed $250,000 from and after the date of this Agreement.
     (d) Amendment to Organizational Documents. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, permit or suffer any amendment of its Organizational Documents which could materially and adversely affect its financial condition or adversely affect the rights of Arabica hereunder or under the Lease/Purchase Documents or of any party providing financing to Arabica (it being expressly agreed that the inclusion in such charter documents of any provision similar to those set forth in Section 102(b)(2) of Title 8 of the Delaware General Corporation Law is prohibited under this Section).
     (e) Mergers; Consolidations; Issuance of Securities; Etc. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, dissolve, liquidate, merge or consolidate into or with any other Person; provided that any Wholly-Owned Subsidiary of the Company may merge into the Company or any Wholly-Owned Subsidiary Guarantor so long as the Company or such Wholly-Owned Subsidiary Guarantor, as the case may be, is the surviving entity of such merger. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, issue or sell or permit to be issued any additional Capital Stock, except pursuant to its stock option plan as in effect as of the date hereof.
     (f) Restricted Payments. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, directly or indirectly declare, order, pay or make any Restricted Payment or set aside any sum or property therefore except as follows:
     (i) the Subsidiaries of the Company may (A) pay dividends and make distributions to the Company and (B) repay indebtedness owed to the Company;
     (ii) the Subsidiaries of the Company may make distributions to the Company to enable the Company to pay as and when due amounts owed from time to time hereunder and under the other Lease/Purchase Documents; and
     (iii) the Company may repurchase shares of its Capital Stock and/or pay dividends to Holdings, provided (A) no Default or Event of Default shall have occurred and be continuing at the time of such payment or would result therefrom, (B) the Company and its Subsidiaries will be in pro forma compliance with the financial covenants set forth in Section 20 of this Agreement as of the most recently ended period for which financial statements were delivered pursuant to Section 21(a) of this Agreement on a pro forma basis both before and after giving effect to any Restricted Payments made hereunder as if such Restricted Payments were made on the last day of such period, (C) the aggregate amount of Restricted Payments made hereunder from and after the Commencement Date shall not exceed (i) $10,000,000 in the aggregate during any fiscal year, and (ii) $20,000,000 in the aggregate during the term of this Agreement, (D) in the event that the aggregate amount of the Restricted Payments made hereunder shall exceed $5,000,000 in any fiscal year, the aggregate amount of Capital Expenditures permitted under this Agreement in such fiscal year shall be reduced by the amount of such excess, and (E) the Coffeehouse Level EBITDA Margin for the most recently completed Reference Period for which financial statements have been delivered pursuant to Section 21(a)(ii) of this Agreement must be 15% or greater of Coffeehouse Level Sales for such Reference Period.
     (g) Investments, Loans and Acquisitions. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, (i) purchase or acquire any Indebtedness or Capital Stock of any other Person, (ii) acquire all or substantially all of the assets, or any division, of any Person, (iii) make any loan, advance or extension of credit to, or contribution to the capital of, or other investment in, any other

Person, (iv) purchase any real estate for sale or investment, (v) purchase any commodities futures contracts, (vi) form any Subsidiary, or (vii) make any commitment or acquisition of any option or enter into any other arrangement for the purpose of making any of the foregoing investments, loans or acquisitions (the foregoing, “Investments”), except the following:
     (i) Qualified Investments;
     (ii) the existing investments referred to in Schedule 22(g)(ii);
     (iii) Hedging Agreements in connection with bona fide hedging transactions in the ordinary course of business;
     (iv) loans from the Company to its Wholly-Owned Subsidiary Guarantors that are evidenced by intercompany notes that are pledged and delivered to Arabica pursuant to the Security Agreement;
     (v) other Investments, including Permitted Acquisitions, in an aggregate amount not exceeding $2,500,000 in any fiscal year, provided that at the time of any Investment no Default or Event of Default shall have occurred and be continuing.
     (h) Sale and Leaseback. Except as contemplated by this Agreement and the other Lease/Purchase Documents, the Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any of its property acquired prior to the date of this Agreement in order to lease such property or lease other property that it intends to use for substantially the same purpose as such property being sold or transferred.
     (i) Transaction with Affiliates. The Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, enter, directly or indirectly, into any purchase, sale, lease or other transaction with any Affiliate, except in the ordinary course of business and on terms that are no less favorable to the Company or its Wholly-Owned Subsidiary, as applicable, than those which could be obtained at the time in a comparable arm’s length transaction with any Person who is not an Affiliate. The Company will not, and will not permit any of its Wholly Owned Subsidiaries to, incur Indebtedness to any Affiliate except as permitted under Section 22(a) of this Agreement. All transactions of the Company and its Wholly-Owned Subsidiaries with Affiliates existing on the date of this Agreement are described on Schedule 22(i) hereto.
     (j) ERISA. The Company will not permit any Plan maintained by the Company and its Subsidiaries to (i) engage in any “prohibited transaction” (as defined in Section 4975 of the Code), (ii) incur an “accumulated funding deficiency” (as defined in Section 302 of ERISA), or (iii) terminate (or suffer to be terminated) any Plan in a manner that could result in the imposition of a Lien on the assets of any member of the Restricted Group pursuant to Section 4068 of ERISA.
     (k) Amendment of Certain Agreements. The Company will not, and will not permit any member of the Restricted Group to, amend or modify any of its organizational documents or any of the Lease/Purchase Documents without the prior written consent of Arabica, which will not be unreasonably withheld or delayed. The Company will not, and will not permit any of its Wholly Owned Subsidiaries to, amend any material agreement if the same would be reasonably likely to result in a Material Adverse Effect.
     (l) Margin Stock. The Company will not, and will not permit its Wholly-Owned Subsidiaries to, use or permit the use of any of the proceeds of any amounts received by it under the Lease/Purchase

Documents, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any Margin Stock or for any other purpose which might constitute a “purpose credit” within the meaning of Regulation U, or cause this Agreement to violate Regulation T, U or X of the Board or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under such statutes.
     (m) Negative Pledges, Etc. The Company will not, and will not permit its Wholly-Owned Subsidiaries to, enter into any agreement, amendment or arrangement (excluding this Agreement or any other Lease/Purchase Document) prohibiting or restricting (i) it from amending or otherwise modifying this Agreement or any other Lease/Purchase Document, (ii) the creation or assumption of any Liens upon its properties, revenues or assets, whether now owned or hereafter acquired, or (iii) the ability of any Subsidiary to make any payment or distribution, directly or indirectly, to the Company. The Company will not, and will not permit its Wholly-Owned Subsidiaries to, renew or enter into any material agreement without using commercially reasonable efforts to obtain the written consents of such third parties necessary to effect the collateral assignments thereof and grants of security interests therein in accordance with the Lease Purchase Documents.
     SECTION 23. Events of Default. Any of the following events shall constitute an “Event of Default” (whether any such event shall be voluntary or involuntary, or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (a) The Company shall fail to pay any Rent or amount payable under Sections 29 or 30 when due in accordance with the terms hereof; or any expense or other Supplemental Payment within three days of the date when due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any member of the Restricted Group herein or in any other Lease/Purchase Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Lease/Purchase Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) The Company (i) shall default in the observance or performance of any agreement contained in Sections 21(b)(v), (vi), (vii) or (viii), 21(d), 21(e), 21(f) or 21(g) or Section 22 hereof, or in Section 4 of the Supplemental Agreement, or any member of the Restricted Group shall default in the observance or performance of any agreement contained in Sections 5.2 or 5.5 of the Company Guarantee and Security Agreement, or (ii) shall default in the observance or performance of any agreement contained in Section 21(a) or Sections 21(b)(i), (ii), (iii), (iv) or (ix) hereof and such default shall continue unremedied for a period of 5 days;
     (d) Any member of the Restricted Group shall default in the observance or performance of any other agreement contained in this Agreement or any other Lease/Purchase Document to which it is a party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from Arabica; or
     (e) (i) any member of the Restricted Group shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding any payment under the Lease/Purchase Document) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; or
     (f) (i) any member of the Restricted Group shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any member of the Restricted Group shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any member of the Restricted Group any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any member of the Restricted Group any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any member of the Restricted Group shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any member of the Restricted Group shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) Any member of the Restricted Group or any Commonly Controlled Entity shall fail to pay when due an amount or amount that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA and which, together with all such amounts, exceeds $500,000 in the aggregate; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any member of the Restricted Group, any Commonly Controlled Entity, any plan administrator or any combination of the foregoing; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or
     (h) one or more judgments or decrees shall be entered against any member of the Restricted Group involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) any of the Company Security Documents or any of the Lease/Purchase Documents shall cease, for any reason, to be in full force and effect, or any member or Affiliate of any member of the Restricted Group shall so assert, or any Lien created by any of the Company Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any member or Affiliate of any member of the Restricted Group shall so assert; or

     (j) the guarantee contained in Section 2 of the Company Guarantee and Security Agreement shall cease, for any reason, to be in full force and effect or any member or Affiliate of any member of the Restricted Group shall so assert; or
     (k) a Change of Control shall occur; or
     (l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Company, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Lease/Purchase Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of the Company.
     SECTION 24. Remedies Upon Default.
     (a) Upon the occurrence of any Event of Default, Arabica may undertake one or more of the following actions: (i) exercise the Put Option and require the Company to purchase, and upon such exercise the Company shall be obligated to purchase and pay for the Assets in accordance with the terms of the Put Option Letter, (ii) terminate as to some or all of the Assets the lease, license and purchase option financing provided hereunder, (iii) exercise all or any of its rights under any of the Lease/Purchase Documents and the Collateral provided to it thereunder, (iv) exercise any and all rights available to Arabica at law or in equity, and proceed to protect and enforce Arabica’s rights by any action at law, in equity or other appropriate proceeding. In the event that Arabica shall apply for the appointment of, or the taking of possession by, a trustee, receiver or liquidator of the Company or any Store or of any other similar official to hold or liquidate all or any substantial part of the properties or assets of the Company or any Store following the occurrence of a default in payment of any amount owed hereunder and following any applicable notice or cure period, the Company hereby consents, and will cause each of its Wholly-Owned Subsidiaries to consent, to such appointment and taking of possession and agrees to execute and deliver any and all documents requested by Arabica relating thereto (whether by joining in a petition for the voluntary appointment of, or entering no contest to a petition for the appointment of, such an official or otherwise, as appropriate under applicable law).
     (b) Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, whether or not Arabica has taken any of the actions set forth in (a) above, Arabica may require, at its option: (i) the Company to use its reasonable commercial efforts to obtain an absolute assignment in form and substance reasonably satisfactory to Arabica of all of the right, title and interest of the Company and its Wholly-Owned Subsidiaries in their respective real estate leases (provided any such assignment shall be subject to the condition that Arabica shall sublease the covered premises back to the Company or its Subsidiary, as applicable, on the same terms as the assigned lease), (ii) the Company and Caribou to cause its Wholly-Owned Subsidiaries to use reasonable commercial efforts to obtain real estate leasehold mortgages in form and substance reasonably satisfactory to Arabica with respect to each of the real estate leaseholds of the Company and its Wholly-Owned Subsidiaries (in the event absolute assignments are not required pursuant to clause (i) immediately above) and/or (iii) the Company and its Wholly-Owned Subsidiaries to enter into agency account agreements with respect to each of their respective deposit and other accounts in form and substance similar to the form attached to the Company Guarantee and Security Agreement and otherwise reasonably satisfactory to Arabica, requiring all of such depository banks to sweep such accounts daily and wire such funds into a concentration account pledged to Arabica.

     (c) In addition, the Company shall be liable for all Rent accrued through the date of termination hereof or, if Arabica exercises the Put Option, through the Exercise Price Payment Date (as defined in the Put Option Letter), and any and all Supplemental Payments and other amounts due hereunder and under any of the other Lease/Purchase Documents before or after any termination hereof, including all costs and expenses (including without limitation reasonable attorney’s fees and disbursements) incurred by reason of the occurrence of any Event of Default or the exercise of Arabica’s remedies with respect thereto.
     (d) No failure to exercise and no delay in exercising, on the part of Arabica or any Registered Holder, any right, remedy, power or privilege hereunder or under the other Lease/Purchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. To the extent permitted by applicable law, the Company, for itself and on behalf of its Wholly Owned Subsidiaries, hereby waives any rights now or hereafter conferred by statute or otherwise which may require Arabica to sell the Assets in mitigation of Arabica’s damages or otherwise to limit or modify any of Arabica’s rights or remedies under this Section 24.
     SECTION 25. Arabica’s Right to Perform for the Company. If the Company fails to make any Supplemental Payment required to be made by it hereunder or fails to perform or comply with any of its agreements contained herein, Arabica may itself make such payment or perform or comply with such agreement, and the amount of such payment and the amount of the expenses of Arabica incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with an amount thereon computed at the Late Payment Rate in accordance with Section 6(b), shall, if not paid by the Company to Arabica on demand, be deemed a Supplemental Payment hereunder; provided, however, that no such payment, performance or compliance by Arabica shall be deemed to cure any Event of Default hereunder.
     SECTION 26. Further Assurances. Arabica and the Company agree to cooperate in good faith and to execute and deliver such documents and further assurances consistent with and in clarification of the characterization and intent of the parties with respect to this Agreement, the Supplemental Agreement, the Put Option Letter and the Call Option Letter.
     SECTION 27. Transaction Costs, Fees and Expenses. The Company shall pay promptly all out-of-pocket costs, fees and expenses of Arabica and its agents and representatives in connection with the negotiation, preparation, execution, delivery, administration and enforcement of this Agreement and any of the Lease/Purchase Documents (and all amendments, modifications and supplements hereto and thereto) and any agreements or instruments entered into or executed in connection herewith, including without limitation all costs, fees and expenses of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any appraisals or credit or other examinations conducted in connection with the Obligations or any collateral therefor, and if all such expenses are not paid within five Business Days after demand therefor, in addition to the amount of such expenses, a late fee computed pursuant to Section 6(b) shall be payable.
     SECTION 28. Notices. All notices provided for or required under the terms and provisions hereof shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed (i) if to Arabica or the Company, at their respective addresses as set forth on the signature page hereof or at such other address as either of them shall, from time to time, designate in writing to the other, and (ii) if to any Registered Holder, to the address of such Registered Holder as such Registered Holder shall designate, from time to time, in writing to Arabica and the Company.
     SECTION 29. Call Option.
     (a) Company Call Option. Provided the Company has paid all Rent, all Supplemental Payments and all other amounts then due hereunder or under any of the other Lease/Purchase Documents, the Company shall have the right and option to purchase, pursuant to the Call Option Letter, all, or a pro rata portion of all, of the Assets from Arabica on any Rent Payment Date occurring after the first anniversary of the date hereof for an aggregate price of $10.00, payable in connection with each such purchase, plus the other amounts specified in the Call Option Letter. The Company shall notify Arabica of its exercise of the Call Option not less than thirty (30) days prior to the Rent Payment Date on which the purchase is to be effected, any such notice to be irrevocable and to be provided in accordance with the terms of the Call Option Letter. If the Company exercises the Call Option under this Section 29(a), Arabica undertakes to sell the Assets to the Company at such price and on the terms and conditions provided herein and in the Call Option Letter. The Call Option may be utilized on more than one Rent Payment Date.
     (b) Settlement Terms. In the event that the Company purchases the Assets from Arabica pursuant to Section 29(a) above and the Call Option Letter, Arabica and the Company hereby agree that the following provisions shall apply:
     (i) Representations and Warranties of the Company. The Company shall represent, warrant, covenant and agree with Arabica as of the date of any sale of the Assets by Arabica to the Company, except where specific reference is made to another date or dates, that:
     (A) The Company has the full right, power and authority to purchase such Assets from Arabica as provided in this Agreement and to carry out the Company’s obligations under this Agreement (as such pertain to the sale of such Assets), and all requisite action necessary to authorize the Company to enter into the purchase of the Assets and to carry out the Company’s obligations with respect thereto has been, or on or before the date of any sale of the Assets to the Company, will have been, taken;
     (B) The Company acknowledges that:
     (1) The Company is purchasing the Assets, and the Assets shall be conveyed and transferred to the Company, “HAVING BEEN INSPECTED TO THE SATISFACTION OF CARIBOU, AS-IS, WHERE-IS, AND WITH ALL FAULTS AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY RECOURSE OR WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF ARABICA”; provided, that Arabica shall represent that there are no Liens on the Assets which have arisen because of Arabica’s action or inaction. The Company acknowledges that it has not relied, and is not relying, on any information, document, sales brochure, or other literature, sketch, projection, pro forma, statement, representation, guarantee, or warranty (whether express or implied, or oral or written, or material or immaterial) that may have been given by, or made by, or on behalf of, Arabica;

     (2) The Company shall not be entitled to, and shall not rely on, Arabica or Arabica’s agents as to (a) the quality, nature, adequacy, or physical condition of the Assets; or (b) the quality of any labor or materials relating in any way to the Assets;
     (3) EXCEPT AS EXPRESSLY SET FORTH IN THE PROVISO IN SUBPARAGRAPH (1) ABOVE (WITH RESPECT TO VOLUNTARILY INCURRED LIENS), ARABICA HAS NOT, DOES NOT, AND WILL NOT, WITH RESPECT TO THE ASSETS, MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT NOT IN ANY WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY, OR MARKETABILITY OF THE ASSETS; and
     (4) Without in any way limiting the generality of the preceding subparagraphs (1) through (3), the Company specifically acknowledges and agrees that the Company hereby waives, releases, and discharges any claim the Company has, might have had, or may have against Arabica with respect to the condition of the Assets, patent or latent, the actual or potential income or profits to be derived from the Assets, and any other state of facts which exists with respect to such Assets.
     (ii) Survival Beyond Closing. The representations and warranties of the Company contained in this Agreement as set forth in Section 29(b)(i) shall survive the closing of the sale of the Assets to the Company.
     (iii) Seller. At the sale of any Assets to the Company, Arabica shall deliver or cause to be delivered to the Company, at the Company’s sole cost and expense, a bill of sale of such Assets, duly executed by Arabica.
     (iv) Payment. On the closing date of the sale, the Company shall pay $10 to Arabica plus the other amounts required to be paid pursuant to the Call Option Letter.
     SECTION 30. Put Option. Upon the occurrence of any event specified in Sections 1, 2, 3, 4, 5, 6 or 7 of the Put Option Letter, Arabica may exercise the Put Option and require the Company to purchase, and upon such exercise the Company shall be obligated to purchase and pay for, Assets in accordance with the terms of the Put Option Letter.
     SECTION 31. Arabica Agents, Nominees or Representatives. In fulfilling any of its obligations or exercising any of its rights under this Agreement, the Supplemental Agreement, the Put Option Letter, the Call Option Letter or any agreement entered into in connection herewith, Arabica may designate and utilize an agent, nominee or representative, which shall, unless otherwise indicated by Arabica, have right and authority to act on behalf of Arabica.
     SECTION 32. Miscellaneous. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or diminishing Arabica’s rights under the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No term or provision of this Agreement may be amended, altered, waived, discharged or terminated orally, but only by an instrument in writing signed by a duly authorized officer of the party against which the enforcement of the amendment, alteration, waiver, discharge or termination is sought. A waiver on any one occasion shall not be construed as a waiver on a future occasion. All of the covenants, conditions and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Arabica and (subject to the restrictions of Section 13(a) hereof) the Company. This Agreement may be executed in as many counterparts as shall be determined by the parties hereto when so executed, each such counterpart shall be binding on both parties hereto, notwithstanding that both parties are not signatories to the same counterpart. This Agreement and each related instrument, document, agreement and certificate collectively constitute the entire agreement of Arabica and the Company with respect to the financing of the Assets, and cancel and supersede any and all prior oral or written understandings with respect thereto. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THE COMPANY HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THE COMPANY’S OR ANY OF ITS WHOLLY-OWNED SUBSIDIARIES’ OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY LEASE/PURCHASE DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.
     SECTION 33. Payments, Set-Off and Subordination.
     (a) If any payment hereunder is due and payable on a day that is not a Business Day, such payment shall be due and payable in the next preceding Business Day.
     (b) Upon the occurrence and during the continuance of any Event of Default, Arabica is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Arabica to or for the credit or the account of the Company against any and all of the Obligations now or hereafter existing hereunder or under any Lease/Purchase Document.
     (c) The Company acknowledges that Arabica is financed with financing provided by a credit provider and that the Assets and the Company’s rights under this Agreement and the other Lease/Purchase Documents and the lease, license and purchase option financing and other transactions contemplated hereunder are subject and subordinate to the Lien on the Assets granted by Arabica to such credit provider. The Company further acknowledges that the Obligations are secured by a Lien granted by the Company to Arabica, pursuant to this Agreement and the Lease/Purchase Documents, on the Assets and the other assets of the Company not leased and licensed hereunder.
     SECTION 34. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE

RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 34 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER DOCUMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     SECTION 35. Effect on Prior Agreement. The terms of this Agreement shall substitute for and replace the terms of the 2004 Agreement without constituting a novation thereof. The respective rights of Company and Arabica with respect to any transactions under the 2004 Agreement shall not in any circumstance be terminated, extinguished or discharged hereby but shall hereafter be governed by the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ARABICA FUNDING, INC.
By
Name:
Title:

Address c/o Global Securitization Services, LLC 68 South Service Road, Suite 120 Melville, NY 11747 CARIBOU COFFEE COMPANY, INC.
By
Name:
Title:

Address 3900 Lakebreeze Avenue North Brooklyn Center, MN 55429

SCHEDULE 6(a)
RENT
     SECTION 1. Rent Calculation Methodology. The Company hereby agrees to pay Rent to Arabica according the following methodology:
(a)	The Rent shall be paid in installments payable on each Rent Payment Date, each of which shall be in an amount equal to the aggregate of (i) the Rental Rate (as defined below) for the Rent Period ending on such Rent Payment Date, calculated in accordance with Section 1(b), below, plus (ii) the Third Rent Component computed in accordance with Section 1(c) below, plus (iii) the amount of $100,000, plus (iv) the amount of $6,000, plus (v) on each Rent Payment Date that occurs on the last day of the second fiscal quarter of the Company only, the amount of $35,000, provided that the Rent payable on the Final Rent Payment Date shall equal the foregoing aggregate amount plus the unpaid Acquisition Cost.

(b)	The Rental Rate (the “Rental Rate”) payable on any Rent Payment Date shall be an amount (determined by the Company) equal to the sum of:
(i)	the Primary Rate Component, which shall apply to Assets that are subject to this Agreement on the first day of a Rent Period, and which equals the product of (A) the aggregate unpaid Acquisition Cost of such Assets multiplied by (B) the Eurodollar Rate applicable to such Rent Period plus the Applicable Margin multiplied by (C) a fraction equal to the number of days in such Rent Period divided by 360, plus

(ii)	the Additional Rate Component, which shall apply to Assets that are added to this Agreement during such Rent Period pursuant to a Supplement, and which equals the product of (A) the Acquisition Cost of such Assets multiplied by (B) the Eurodollar Rate applicable to the period from the date such Assets are added to this Agreement to the end of such Rent Period, plus the Applicable Margin multiplied by (C) a fraction equal to the number of days from the date such Assets are added to this Agreement to the end of such Rent Period divided by 360. The Additional Rate Component shall be computed for each group of Assets added to this Agreement during a Rent Period.
(c)	The “Third Rent Component” referenced in Section 1(a)(ii) of this Schedule shall be determined for each day during a Rent Period and shall equal the product of (i) the Reference Amount on such day, multiplied by (ii) the Third Rent Component Rate, multiplied by (iii) a fraction the numerator of which is one and the denominator of which is 360.

(d)	Arabica and the Company agree that the amount set out in clause (iii) of Section 1(a) of this Schedule represents the initial estimate of the cost that will be incurred by Arabica during each Rent Period to obtain or cause to be obtained property insurance for the Equipment and to perform or cause to be performed Major Maintenance and Required Alterations for the Equipment. Arabica and the Company agree that, except as otherwise provided in this Schedule 6(a), any change in any component of the Rent, including such estimated cost, shall be subject to the written agreement of Arabica and the Company, and that any such change shall apply only to Rent Periods commencing after the date of such agreement.
     SECTION 2. Supplemental Payments. The Company agrees to pay Arabica all Supplemental Payments promptly as the same shall become due and owing.
     SECTION 3. Method of Payment; Full Recourse. If the date that the Rent is due is other than a Business Day, the Rent otherwise payable on such date shall be computed to, and shall be payable on, the next succeeding Business Day unless such next succeeding Business Day occurs in the next calendar month, in which case the Rent shall be payable on the next preceding Business Day. All Rent payments required to be made by the Company to Arabica hereunder shall be made in immediately available funds and in Dollars to an account of Arabica specified by Arabica. In the event of any assignment to a Registered Holder pursuant to Section 13 of the Agreement, all payments which are assigned to such Registered Holder shall be paid in the same manner specified herein for payments to Arabica at such address as shall be designated by such Registered Holder. Time is of the essence in connection with the payment of Rent. The obligation of the Company to pay Rent, Supplemental Payments and all other amounts payable under the Agreement, this Schedule 6(a), the Put Option Letter and the Call Option Letter shall be full recourse obligations of the Company. Arabica and the Company agree, for income tax purposes, that the obligation of the Company to pay the component of the Rent specified in Section 1(a)(iv), above, shall be offset and discharged, dollar-for-dollar, by the obligation of Arabica to pay amounts to the Company pursuant to the Supplemental Agreement.
     SECTION 4. Increased Costs.
     (a) Arabica shall promptly notify the Company and Arabica of each determination of any Rental Rate hereunder and the effective date thereof. Any change in the Rental Rate resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the first day of the Rent Period next succeeding the day on which such change becomes effective. The Company also agrees to pay to Arabica on the last day of such next occurring Rent Period an amount, calculated by Arabica, intended to compensate Arabica for any increased costs, reduction in income or additional expense resulting from such change in the Eurocurrency Reserve Requirements for the period from the effective date thereof to the beginning of such next occurring Rent Period (and may include the cost of deferring payment of such amount by the Company until the last day of such next occurring Rent Period). Arabica shall provide the Company with a statement of its calculation of such increased cost, reduction in income or additional expense and of its increased Applicable Margin, which statement shall be prima facie evidence of the correctness of such calculation, absent manifest error.
     (b) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Arabica with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall:
(i)	increase the cost to, or impose an additional cost on, Arabica as a result of Arabica performing its obligations under the Agreement; and/or

(ii)	reduce the amount payable or the effective return to Arabica pursuant to the Agreement; and/or

(iii)	reduce the rate of return of Arabica on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations pursuant to the Agreement or the Supplemental Agreement; and/or

(iv)	require Arabica to make a payment or forego a return on or calculated by reference to any amount received or receivable by it under the Agreement, then, in any such case, Arabica shall promptly notify the Company (with a copy to Arabica) of the event by reason of which it has become so entitled. Commencing with the next occurring Rent Period, Arabica may increase the Applicable Margin by an amount necessary to compensate Arabica for the amount of such increase in cost, reduction in income or additional expense. Such increased Applicable Margin shall apply for so long as such increased cost, reduction in income or additional expense is incurred by Arabica, and Arabica agrees to notify the Company when such increased cost, reduction income or additional expense is no longer applicable. The Company also agrees to pay on the last day of such next occurring Rent Period an amount, calculated by Arabica, intended to compensate Arabica for such increased cost, reduction in income or additional expense for the period from the date of the initial incurrence of such cost, reduction or expense by Arabica to the beginning of such next occurring Rent Period (and may include the cost of deferring payment of such amount by the Company until the last day of such next occurring Rent Period). Arabica shall provide the Company with a statement of its calculation of such increased cost, reduction in income or additional expense and of its increased Applicable Margin, which statement shall be prima facie evidence of the correctness of such calculation, absent manifest error.
     Notwithstanding the foregoing, unless the Company consents, Arabica shall not be entitled to adjust the Rental Rate or collect from the Company any other payments, reimbursements or compensation pursuant to this Section 4 as a result of any increase in the cost to Arabica of performing or causing to be performed any Major Maintenance or Required Alterations pursuant to the Agreement, or maintaining or causing to be maintained property damage insurance coverage for the Equipment pursuant to the Agreement.
     SECTION 5. Payments Before End of Rent Period. If the Company for any reason makes any payment of Rent on any day other than the last day of the applicable Rent Period, or if payment under the Call Option or the Put Option is made on a day other than the last day of a Rent Period, the Company shall pay to Arabica a make whole payment pursuant to the following formula:

L =	(R - T) x P x D

360

L =	amount payable to Arabica

R =	Rental Rate (excluding the Applicable Margin)

T =	effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at Arabica’s sole discretion, maturing on or near the last day of the then applicable
Rent Period and in approximately the same amount as such amount of
Rent can be purchased by Arabica on the day of such payment of Rent prepaid

P =	the amount of Rent prepaid

D =	the number of days remaining in the Rent Period as of the date of such payment

The Company shall pay such amount on the last day of the next occurring Rent Period, unless the Company is purchasing all of the Assets pursuant to the Call Option or the Put Option, in which case such amount shall be paid on the date of such payment. Arabica shall, on or prior to the first date of such next occurring Rent Period or such date of payment, as applicable, present to the Company a statement setting forth Arabica’s calculation of such amount pursuant hereto, which statement shall be deemed true and correct absent manifest error.
     SECTION 6. Funding. If and whenever, at any time, Arabica notifies the Company that adequate and fair means do not exist for ascertaining the Eurodollar Rate under this Agreement and/or for calculating the Rental Rate under this Agreement, then Arabica shall give notice (a “Eurodollar Notice”) thereof to the Company. From and after the date specified in such Eurodollar Notice (which shall be the last day of the current Rent Period), the Rental Rate shall be computed using the Base Rate as may be established by Arabica from time to time in accordance with this Agreement and notified to the Company prior to the beginning of each Rent Period (and prior to each time that additional Assets are added to this Agreement pursuant to a Supplement). Utilization of the Base Rate shall continue until Arabica provides notice to the Company that the circumstances giving rise to the Eurodollar Notice have terminated and it is again in a position to calculate the Rental Rate based on the Eurodollar Rate.